EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of October 8, 2012

by and among

ANGIODYNAMICS, INC.,

and

VORTEX MEDICAL, INC.
CATALYST HEALTH VENTURES (P.F.) L.P.,
CHTP/FUNDING, LLC,
CATALYST HEALTH VENTURES L.P.,
JAMES WARD,
PAVILION HOLDINGS GROUP, L.L.C.,
MICHAEL J. GLENNON,
BRIAN DEGUZMAN,
LISHAN AKLOG,
ALBERT CHIN,

and

THE OPTIONHOLDERS NAMED HEREIN

and

CHTP MANAGEMENT SERVICES, INC., AS SELLERS’ REPRESENTATIVE

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Other Capitalized Terms	15
Section 1.3	Interpretive Provisions	16

ARTICLE II

CALCULATION OF PURCHASE PRICE AND PAYMENT

ARTICLE III

THE CLOSING

Section 3.1	Closing; Closing Date	27

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Organization and Qualification	29
Section 5.2	Capitalization of the Company	30

-i-

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

ARTICLE VII

COVENANTS

Section 7.1	Conduct of Business of the Company	53

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ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1	Conditions to the Obligations of the Sellers and the Buyer	61
Section 8.2	Conditions to the Buyer’s Obligations	61
Section 8.3	Conditions to the Sellers’ and the Company’s Obligations	62

ARTICLE IX

TERMINATION

Section 9.1	Termination	63
Section 9.2	Survival After Termination	64

ARTICLE X

INDEMNIFICATION

ARTICLE XI

TAX MATTERS

Section 11.1	Tax Return Filings	72
Section 11.2	Straddle Period	73
Section 11.3	Tax Indemnification	73

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ARTICLE XII

MISCELLANEOUS

-iv-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of October 8, 2012 (this “Agreement”), by and among AngioDynamics, Inc., a Delaware corporation (the “Buyer”), Vortex Medical, Inc., a Delaware corporation (the “Company”), the stockholders of the Company set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), the Optionholders set forth on the signature pages hereto and CHTP Management Services, Inc., as Sellers’ Representative (the “Sellers’ Representative”).

R E C I T A L S

WHEREAS, the Company is engaged in the design, development, and commercialization of a catheter-based platform that facilitates the removal of undesirable intravascular material including clot, thrombus, tumor, vegetation and myxoma (the “Business”);

WHEREAS, the Sellers collectively own all of the issued and outstanding shares (the “Shares”) of capital stock of the Company, including the issued and outstanding shares of common stock, $0.001 par value per share (the “Common Shares”), and the issued and outstanding shares of Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Shares”), and the issued and outstanding shares of Series A-1 Preferred Stock, $0.001 par value per share (the “Series A-1 Preferred Shares” and together with the Series A Preferred Shares, the “Preferred Shares”);

WHEREAS, the Sellers desire to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjustment Amount Transaction Percentage” means, for each Company Securityholder, the percentage set forth next to such Company Securityholder’s name on Annex C attached hereto, as Annex C may be updated after the date hereof and prior to the Closing.

“Affiliate” means as to any Person (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

 “Annual Earn Out Amount” means, for each Measurement Period, an amount equal to:

(i) 10% multiplied by Net Sales for such period up to $150 million of Net Sales; plus

(ii) 12.5% multiplied by Net Sales for such period from $150 million up to $500 million of Net Sales; plus

(iii) 15.0% multiplied by Net Sales for such period equal to or greater than $500 million.

“Assets” means the assets and properties of the Company.

“Bank” means Sand Hill Finance, LLC.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any retirement plan or arrangement which is an employee pension benefit plan (as defined in ERISA Section 3(2)), employee welfare benefit plan (as defined in ERISA Section 3(1)) or deferred compensation, stock purchase, stock option, severance pay, employment, change in control, vacation pay, salary continuation/disability, sick leave, bonus or other incentive compensation, life insurance or other employee benefit plan, Contract, program, policy or other arrangement, whether funded or unfunded, written or oral, qualified or nonqualified, under which any present or former director or present or former employee, leased employee or former leased employee or independent contractor of the Company has any present or future right to benefits sponsored or maintained by the Sellers or the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Buyer Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of the Buyer on a consolidated basis, or (b) a merger or consolidation in which the Buyer is not the surviving entity and in which the stockholders of the Buyer immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction.

“Buyer Material Adverse Effect” means any event, effect, occurrence, development, state of circumstances, change, fact or condition that is or would reasonably be expected to (i) prevent or materially delay the ability of the Buyer to consummate the transactions contemplated by this Agreement or (ii) be materially adverse to the results of operations, properties, assets, liabilities or financial condition of the Buyer and its Subsidiaries taken as a whole; provided that none of the following events, effects, occurrences, developments, states of circumstances, changes, facts or conditions shall be deemed, either alone or in combination, to constitute a Buyer Material Adverse Effect, or be taken into account in determining whether there has been or will be a Buyer Material Adverse Effect:  (i) changes in general economic conditions affecting the United States or the industry in which the Buyer operates that do not disproportionately affect the Buyer and its Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Buyer operates; (ii) any outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (iii) changes in GAAP or Laws; (iv) any failure by the Buyer to meet any published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Buyer Material Adverse Effect); (v) any change in the price or trading volume of the common stock of the Buyer on the Nasdaq Global Select Stock Market (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Buyer Material Adverse Effect); (vi) the announcement of the execution of this Agreement or the announcement or pendency of the transactions contemplated hereby, or the disclosure of the fact that the Buyer is the prospective acquirer of the Company; (vii) actions taken or omissions by the Company or the Sellers; (viii) actions taken or omissions by the Buyer taken or omitted at the written request of the Company or the Sellers; and (ix) compliance with the terms and conditions of, or the taking of any action required by, this Agreement by the Buyer.

“Buyer SEC Reports” means all reports, schedules, forms, and exhibits required to be filed by the Buyer with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed since May 31, 2011.

“Buyer’s Accountants” means PricewaterhouseCoopers LLP, independent accountants of the Buyer.

“Closing Statement of Net Assets” means the statement of Net Asset Position of the Company to be prepared in accordance with GAAP applied on a basis consistent with the Reference Statement of Net Assets and to be dated as of the Closing.  The Company Debt under the Financing Agreement, the Pavilion Consulting Debt, the Affiliate Debt and the Seller Transaction Expenses shall not be included in any calculation of the Closing Statement of Net Assets or Net Asset Position or taken into account in determining an adjustment, if any, under Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Debt” means all amounts owed or to be paid to Affiliates of the Company and all amounts of Indebtedness of the Company outstanding under the Financing Agreement, in each case, as of immediately prior to the Closing Date.

“Company Intellectual Property” means Intellectual Property owned by the Company.

“Company IP Agreements” means (a) licenses of Company Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company, (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Securityholders” means collectively the Sellers and the holders of vested Options as of immediately prior to the Closing.

“Confidential Information” means any and all information concerning or related to the Company or the Business, including any and all confidential or proprietary business information, Company Intellectual Property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists; provided, however, that, with respect to any Person bound by the provisions of Section 7.10(c), Confidential Information shall not include any of the foregoing to the extent that it (a) is or becomes generally available to the public other than as a result of a disclosure by such Person or its Affiliates or Representatives or (b) becomes available to such Person on a nonconfidential basis from another Person who is not otherwise bound by a confidentiality agreement with the Company.

“Contract” means any agreement, contract, lease, license, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Designated Amount” means $25,000.

“Device” means the AngioVac Cannula and Circuit, which are 510(k)-cleared pursuant to K091304 and K092486, respectively.

“Device Products” means any of the following:  (i) the Device; (ii) products sold by the Buyer after the Closing that are covered by the claims of any of the patents included in the Company Intellectual Property; and (iii) any product or products comprising a cannula with an expandable, expanding or expanded distal tip and an extracorporeal bypass circuit.

“Earn Out Commencement Date” shall have the meaning set forth in the definition of Earn Out Term.

“Earn Out Consideration” means, during each Measurement Period, the Annual Earn Out Amount for such Measurement Period, less (i) any Minimum Guaranteed Earn Out

Payment for such Measurement Period, less (ii) if the Annual Earn Out Amount for such Measurement Period is greater than the Minimum Guaranteed Earn Out Payment for such Measurement Period, any Prepaid Earn Out Credits applicable to such Measurement Period; provided, that in no event shall the Earn Out Consideration be less than $0; provided further that Prepaid Earn Out Credits shall not in any way reduce or offset against any Minimum Guaranteed Earn Out Payments.

“Earn Out Term” means the period commencing on the first day of the first month following the Closing Date (the “Earn Out Commencement Date”) and ending on the tenth anniversary of the Earn Out Commencement Date.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Environment” means soil, water, air, and biota including without limitation fill material, the land surface and subsurface, surface waters, groundwater, wetlands, drinking water and drinking water supplies or sources, outdoor and indoor air, any other natural resources including all biota, flora, or fauna or environmental features.

“Environmental Claims” means any claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means any applicable Laws arising under or in connection with (i) protection, investigation, remediation, conservation or regulation of the Environment (including concerning any and all environmental media) or any Hazardous Material (including those that are located at, in, on, under, from, about, adjacent to, or near the Owned Real Property or the Leased Real Property and their improvements), (ii) the conservation, management, or use of natural resources and wildlife, or (iii) the management, manufacture, sale, possession, handling, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, investigation, assessment, abatement, corrective action, removal, or remediation of, or exposure to, Hazardous Materials.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Equity Interests” shall mean, with respect to any Person, (i) any capital stock of a corporation, any partnership interest, any limited liability company interest or any other equity interest issued by such Person, as applicable; (ii) any security or right issued by such Person convertible into, exchangeable for, or evidencing the right to subscribe for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right issued by such Person that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any Contract entered into by such Person to grant, issue, award, convey or sell any of the foregoing.

“Excluded Taxes” means any (i) Taxes imposed on or payable by the Company with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, other than 50% of all Transfer Taxes or any Taxes resulting from, or attributable to, any action outside of the ordinary course of business that occurs on the Closing Date but after the Closing, (ii) Taxes relating to the failure of any of representation or warranty contained in this Agreement relating to Taxes to be true, correct and complete in all respects or the failure of any Seller or the Sellers’ Representative to perform any covenant contained in this Agreement relating to Taxes; (iii) 50% of all Transfer Taxes; and (iv) legal and accounting fees and expenses attributable to any item in the foregoing clauses, provided that “Excluded Taxes” shall not include any Taxes included as a liability of the Company in the calculation of Net Asset Position reflected on the Closing Statement of Net Assets and taken into account in determining the adjustment to Purchase Price, if any, under Section 2.3.

“Exercise Price” means the applicable exercise price payable to the Company by an Optionholder upon the exercise of each Option to purchase one Common Share pursuant to an Option Agreement.

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals (including in connection with pursuing a claim for indemnification hereunder)).

“Final Tax Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD, and (ii) with respect to Taxes other than federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Fully Diluted Shares Outstanding” means the sum of (i) the aggregate number of Common Shares issued and outstanding immediately prior to the Closing, plus (ii) the aggregate number of Common Shares for which the Preferred Shares issued and outstanding immediately prior to the Closing are convertible into pursuant to Section B.4.1.1 of the Second Amended and Restated Certificate of Incorporation of the Company plus (iii) the aggregate number of additional Common Shares that would be issued and outstanding if all vested Options (or vested portions thereof) outstanding immediately prior to the Closing were exercised, giving effect to any acceleration upon the consummation of the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles.

“Glennon Option” means that certain Incentive Stock Option, dated August 4, 2010, to purchase 33,333 of the Common Shares at $0.30 per share.

“Governmental Authority” means any governmental or quasi-governmental authority, body, department, commission, board, bureau, agency, division, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means hazardous or toxic wastes or substances, pollutants, contaminants, petroleum and its derivatives, asbestos, radon, polychlorinated biphenyls, solid wastes and any other substance, waste, or material harmful to health or the Environment or regulated by or that can give rise to liability under any Environmental Laws.

“Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other currency hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (v) all capitalized lease obligations as determined under GAAP, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, (viii) for clauses (i) through (vii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means (a) patents, patent applications and all reissues, continuations, continuations-in-part, divisional, extensions and reexaminations in connection therewith; (b) trademarks (registered or unregistered), service marks, trade dress, trade names, logos, slogans, corporate names and all other indicia of origin, and registrations, applications for registration and renewals thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations,  applications for registration and renewals thereof; (d) trade secrets and other confidential or proprietary information; (e) computer software (including source code, executable code, systems, network tools, data, data bases and documentation thereof); and (f) domain names.

“Inventories” means all inventory, merchandise, finished goods, and raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Company or any Subsidiary at the Closing, and any prepaid deposits for any of the same.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement to this Agreement in the form attached as Exhibit A hereto.

“Knowledge” or any similar phrase means:  (a) with respect to any Seller that is a natural person, the actual knowledge or awareness, after reasonable inquiry, of such Seller (provided that, the Knowledge of any particular Seller shall not be imputed to another Seller); (b) with respect to any Seller that is an entity, the actual knowledge or awareness, after reasonable inquiry, of the individuals identified on Schedule 1.1(a); (c) with respect to the Company, the actual knowledge or awareness, after reasonable inquiry, of the individuals identified on Schedule 1.1(b); and (d) with respect to the Buyer, the actual knowledge or awareness, after reasonable inquiry, of the individuals identified on Schedule 1.1(c).

“Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, standards, binding guidelines, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Authority.

“Leased Real Property” means the real property leased by a Person as tenant, together with, to the extent leased by such Person, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Person attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities, judgments, settlements, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Material Adverse Effect” means any event, effect, occurrence, development, state of circumstances, change, fact or condition that is or would reasonably be expected to (i) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or (ii) be materially adverse to the results of operations, properties, assets, liabilities or financial condition of the Company; provided that none of the following events, effects, occurrences, developments, states of circumstances, changes, facts or conditions shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or will be a Material Adverse Effect:  (i) changes in general economic conditions affecting the United States or the industry in which the Company operates that do not disproportionately affect the Company relative to other businesses in the industries in which the Company operates, (ii)  any outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, (iii)  changes in GAAP or Laws, (iv) the announcement of the execution of this Agreement or the announcement or pendency of the transactions contemplated hereby, or the disclosure of the fact that the Buyer is the prospective acquirer of the Company, (v) actions taken or omissions by the Buyer or any of its Affiliates, (vi) actions taken or omissions by the Company taken or omitted at the written request of the Buyer and (vii) compliance with the terms and conditions of, or the taking of any action required by, this Agreement by the Sellers or the Company.

“Measurement Period” means each twelve (12)-month period during the Earn Out Term that begins on the Earn Out Commencement Date or any anniversary of such date.

 “Minimum Guaranteed Earn Out Payment” means the annual payment to be made by the Buyer to the Sellers’ Representative, on behalf of the Company Securityholders, which shall be equal to the following amounts:

(i) On the first anniversary of the Earn Out Commencement Date:  $8,350,000;

(ii) On the second anniversary of the Earn Out Commencement Date:  $8,000,000;

(iii) On the third anniversary of the Earn Out Commencement Date:  $8,000,000;

(iv) On the fourth anniversary of the Earn Out Commencement Date:  $8,000,000; and

(v) On the fifth anniversary of the Earn Out Commencement Date:  $7,650,000.

For the avoidance of doubt, such Minimum Guaranteed Earn Out Payments (i) shall not be subject to any downward or upward adjustment based on Net Sales during any Measurement Period and (ii) subject to any offset by the Buyer in accordance with the terms, conditions and limitations expressly set forth herein, including pursuant to Section 2.3 and Articles X and XI, shall be payable in full upon the completion of each of the Measurement Periods set forth above in accordance with Section 2.5.

“Multiemployer Plan” has the meaning set forth in Section 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

“Net Asset Position” means the excess of the total assets of the Company over the total liabilities of the Company as of the Closing, calculated in accordance with GAAP applied on a basis consistent with the Reference Statement of Net Assets.  The Company Debt under the Financing Agreement, the Pavilion Consulting Debt, the Affiliate Debt and the Seller Transaction Expenses shall not be included in any calculation of the Closing Statement of Net Assets or Net Asset Position or taken into account in determining an adjustment, if any, under Section 2.3.

“Net Initial Purchase Price” means $15,000,000 minus the Seller Transaction Expenses minus the Company Debt under the Financing Agreement minus the Reserve Amount; provided, that in no event shall the Net Initial Purchase Price be less than $0.

“Net Sales” means all revenue as and when recognized by the Buyer and its Affiliates in accordance with GAAP from the sale, lease, license, distribution or other transfers of Device Products (or rights thereto) less customary, ordinary course discounts, returns and credits issued for customer claims.  Device Products used internally by the Buyer, its Affiliates or transferred to their related third parties as developmental samples, marketing promotional samples, starter kits, or for R&D or engineering testing shall be excluded to the extent customary and in the ordinary course of business.  For purposes of calculating “Net Sales”, in the event that the revenue derived from the sale, lease, license, distribution or other transfers of Device Products (or rights thereto) is not in fact or cannot be segregated from revenue on account of any other product(s) sold with or incorporated into such Device Products, a commercially reasonable apportionment of revenue shall be made between the Device Products and such other product(s), taking into account the historical price point for the Device and the other product(s), in each case, where the revenue of the Device or other product(s) is in fact separately determinable.

“Option” shall have the meaning as set forth in the definition of Option Agreements.

“Option Agreements” means each of those certain Option Contracts between the Company and each of the Optionholders listed on Annex B attached hereto (the “Optionholders”), setting forth the terms of such Optionholder’s right to purchase Common Shares (each such right an, “Option”), including the Exercise Price thereof.

“Optionholders” shall have the meaning as set forth in the definition of Option Agreements.

“Owned Real Property” means the real property in which a Person has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Person attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Pavilion Consulting Debt” means the consulting fees owed to Pavilion in the amount of $345,000 for services rendered during 2012, 2011 and 2010 as set forth in footnote 5 to the Reference Statement of Net Assets.

“Per Share Earn Out Consideration” means, in respect of each Measurement Period, an amount equal to the quotient obtained by dividing (i) the Earn Out Consideration for such Measurement Period, by (ii) the Fully Diluted Shares Outstanding.

“Per Share Guaranteed Earn Out Consideration” means, in respect of each of the first five Measurement Periods, an amount equal to the quotient obtained by dividing (i) the Minimum Guaranteed Earn Out Payment for such Measurement Period, by (ii) the Fully Diluted Shares Outstanding.

“Per Share Initial Consideration” means an amount equal to the quotient obtained by dividing (i) the Net Initial Purchase Price plus the aggregate Exercise Price for all vested Options (or vested portions thereof) minus the Series A Liquidation Amount minus the Series A-1 Liquidation Amount, by (ii) the Fully Diluted Shares Outstanding.

“Per Share Initial Option Consideration” means, with respect to each vested Option outstanding immediately prior to the Closing, the excess (if any) of (i) the Per Share Initial Consideration minus (ii) the Exercise Price for such Option.

“Per Share Option Consideration” means, with respect to each Common Share that would be issued upon exercise of any Option outstanding and vested immediately prior to the Closing, the excess (if any) of (i) the Per Share Purchase Consideration minus (ii) the Exercise Price for such Option.

“Per Share Purchase Consideration” means the Per Share Initial Consideration plus the Per Share Guaranteed Earn Out Consideration plus the Per Share Earn Out Consideration.

“Per Share Series A Liquidation Preference” means an amount equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the aggregate number of Series A Preferred Shares issued and outstanding immediately prior to the Closing.

“Per Share Series A-1 Liquidation Preference” means an amount equal to the quotient obtained by dividing (i) the Series A-1 Liquidation Preference by (ii) the aggregate number of Series A-1 Preferred Shares issued and outstanding immediately prior to the Closing.

“Permitted Encumbrances” means (i) Encumbrances specifically reflected or reserved against, or otherwise specifically disclosed, in the Financial Statements, (ii) Encumbrances for Taxes, assessments and other government charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings diligently conducted, (iii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or similar common law or statutory Encumbrances arising or incurred in the ordinary course of business of the Company and (iv)  restrictions on resale under state or federal securities laws.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Preferred Shareholders” means all holders of the Preferred Shares.

“Prepaid Earn Out Credit” means, the amount, if any, by which the Minimum Guaranteed Earn Out Payment made upon completion of a Measurement Period exceeds the Annual Earn Out Amount for such Measurement Period.  All Prepaid Earn Out Credits shall be credited on a first in – first out basis, against future Annual Earn Out Amounts; provided, however, the creditable amount of a Prepaid Earn Out Credit shall decline ratably beginning with the second Measurement Period subsequent to the Measurement Period in which the Prepaid Earn Out Credit is generated over the remaining Measurement Periods.

 For example, if a Prepaid Earn Out Credit of $1,000,000 is generated in the fourth Measurement Period, the maximum amount of this Prepaid Earn Out that may be credited by the Buyer against Annual Earn Out Amounts (provided such amounts are in excess of any Minimum Guaranteed Earn Out Payments then payable) would be as follows:

(i) In the fifth Measurement Period:  $1,000,000;

(ii) In the sixth Measurement Period:  $833,333;

(iii) In the seventh Measurement Period:  $666,667;

(iv) In the eighth Measurement Period:  $500,000;

(v) In the ninth Measurement Period:  $333,333; and

(vi) In the tenth Measurement Period:  $166,667.

 As a further example, if a Prepaid Earn Out Credit of $1,000,000 is generated in the fifth Measurement Period, the maximum amount of this Prepaid Earn Out that may be credited by the Buyer against Annual Earn Out Amounts would be as follows:

(i) In the sixth Measurement Period:  $1,000,000;

(ii) In the seventh Measurement Period:  $800,000;

(iii) In the eighth Measurement Period:  $600,000;

(iv) In the ninth Measurement Period:  $400,000; and

(v) In the tenth Measurement Period:  $200,000.

“Purchase Price” means fifteen million dollars ($15,000,000) in cash, plus or minus the amount of any adjustment pursuant to Section 2.3.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.  Any Receivable not collected at one hundred twenty (120) days following the Closing shall be deemed unrecoverable and shall not be considered as a Receivable on the Closing Statement of Net Assets.

“Reference Statement Date” means June 30, 2012.

“Reference Statement of Net Assets” means the consolidated statement of net assets (including the related notes and schedules thereto) of the Company, dated as of June 30, 2012, a copy of which is set forth in Schedule 1.1(d).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Representative” shall mean, with respect to any party hereto, such party or any of its Subsidiaries’ respective directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives.

“Restricted Persons” means Michael J. Glennon, Brian deGuzman and Lishan Aklog.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Transaction Expenses” means the fees and expenses incurred on or before the Closing Date and payable by the Company or any of the Sellers to third parties related to or arising out of the contemplated sale of the Company, including those set forth on Schedule 5.8 and any other travel, legal, accounting, investment banking and other professional fees, and including the Severance Payment; provided, that in no event shall the Seller Transaction Expenses be greater than, and the Sellers shall be solely responsible for the Seller Transaction Expenses to the extent such expenses exceed, the Net Initial Purchase Price.

“Sellers’ Accountants” means Burke & Associates CPA’s, Inc., independent accountants of the Sellers.

“Series A Liquidation Preference” means the aggregate amount payable in respect of all of the Series A Preferred Shares issued and outstanding immediately prior to the Closing pursuant to Section B.2.1 of the Second Amended and Restated Certificate of Incorporation of the Company.

“Series A-1 Liquidation Preference” means the aggregate amount payable in respect of all of the Series A-1 Preferred Shares issued and outstanding immediately prior to the Closing pursuant to Section B.2.1 of the Second Amended and Restated Certificate of Incorporation of the Company.

“Severance Payment” means an amount equal to $300,000 for payment to Michael J. Glennon in satisfaction of the severance payments payable pursuant to the Employment Agreement dated as of March 5, 2008 by and between the Company and Michael J. Glennon.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary):  (i) owns, directly or indirectly, at least 50% of the Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.

“Target Net Asset Position” means $396,600.

“Tax” or “Taxes” means all (i) federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, escheat, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto; (ii) transferee or other secondary Liability for the payment of any amount of a type described in clause (i) above; and (iii) Liability for the payment of any amount of a type described in clause (i) or clause (ii) above as a result of any contractual or other obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, information return or other statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Taxes imposed with respect to the transactions contemplated by this Agreement.

“Vendors” means any and all vendors who are unaffiliated with the Company or any Subsidiary and who supply raw materials, components, spare parts, supplies, goods, merchandise or services to the Company or any Subsidiary.

Section 1.2 Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement:
Term	Section
Accounting Firm	2.3(b)
Acquisition Proposal	7.7(b)
Affiliate Debt	2.2(g)
Agreement	Preamble
Business	Recitals
Buyer	Preamble
Buyer Financial Statements	6.6(a)
Buyer Indemnitee	10.2(a)
Buyer Releasees	7.13
Claims Notice	10.4(b)
Closing	3.1
Closing Date	3.1
COBRA	5.23(j)
Common Shares	Recitals
Company	Preamble
Company Benefit Plans	5.23(a)
Company Charter Documents	7.10(a)
Company Indemnified Parties	7.10(a)
Company Representations	10.1
Competing Business	7.9(b)
Cut-Off Date	10.1
Deductible Amount	10.3(b)
Earn Out Payment Period	2.5(h)
Employees	5.24(a)
FASB	5.22(c)
FDA	5.13(a)
FDCA	5.13(f)
Final Net Sales Statement	2.5(e)
Financial Statements	5.7(a)
Financing Agreement	8.2(i)
In the Money Option	2.4(a)
Indemnification Period	10.3(c)
Indemnitee	10.2(b)
Indemnitee Parties	10.3(d)
Independent Accounting Firm	2.3(b)(ii)
Insurance Policies	5.15
Investors’ Rights Agreement	7.14
Losses	10.2(a)
Material Contracts	5.10(a)
Medical Device	5.13(f)
Net Sales Statement	2.5(b)
Outstanding Amount	10.3(c)

Term	Section
Partner	5.13(b)
Permits	5.12
Pre-Closing Returns	11.1(a)
Preferred Shares	Recitals
Preparing Party	11.1(b)
Proceeding	5.13(i)
Program	5.13(i)
Property Taxes	11.2
Representations and Warranties Cap	10.3(a)
Reserve Account	2.7
Reserve Amount	2.7
Revenue Statements	5.7(b)
Reviewing Party	11.1(b)
Right of First Refusal Agreement	7.14
Seller Indemnitee	10.2(b)
Seller Representations	10.1
Sellers	Preamble
Sellers’ Representative	Preamble
Sellers’ Representative Earn Out Response	2.5(c)
Series A Preferred Shares	Recitals
Series A-1 Preferred Shares	Recitals
Shareholder Agreements	7.14
Shares	Recitals
Specified Indemnification Cap	10.6(a)
Specified Matters	10.2(a)(vi)
Specified Representations	10.1
Tangible Personal Property	5.21(b)(i)
Tax Claim	11.4
Termination Date	9.1(b)
Transfer	2.5(g)
WARN	5.23(h)

Section 1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” and such words shall not be construed to limit any general statement to the specific or similar items or matters immediately following such words;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(l) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise;

(m) when calculating the number of days before which, within which or following which any act is to be done or any step is to be taken pursuant to this Agreement, the initial reference date in calculating such number of days shall be excluded; provided, if the last day of the applicable number of days is not a Business Day, the specified period in question shall end on the next succeeding Business Day; and

(n) the Sellers and the Buyer have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by such parties and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the purported authorship of any provision of this Agreement.

ARTICLE II

CALCULATION OF PURCHASE PRICE AND PAYMENT

Section 2.1 Purchase and Sale of the Shares.  (a)  At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from each such Seller, the Shares owned by such Seller as listed on Annex A attached hereto (as the same may be updated prior to the Closing in accordance with Section 2.1(b)), free and clear of all Encumbrances.

(b) At least two (2) Business Days prior to the Closing Date, the Company shall deliver in writing to the Buyer (i) the amount of the Company Debt under the Financing Agreement outstanding as of immediately prior to the Closing Date, (ii) the amount of the Seller Transaction Expenses, (iii) the Reserve Amount, if any, (iv) the amount of the Series A Liquidation Preference and the Series A-1 Liquidation Preference, and (v) any update to Annex A necessary to reflect the exercise of any Option or conversion of any Preferred Shares occurring after the date hereof and prior to the Closing.

Section 2.2 Transactions to Be Effected at the Closing.  At the Closing, the following transactions shall be effected by the parties:

(a) the Sellers shall deliver to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(b) the Buyer shall pay to each Seller by wire transfer of immediately available funds to a bank account designated in writing by each such Seller (such designation to be made at least two (2) Business Days prior to the Closing Date), the following:

(i) in respect of each share of Series A Preferred Stock outstanding immediately prior to the Closing held by such Seller, an amount equal to the sum of the Per Share Series A Liquidation Preference plus the Per Share Initial Consideration (based on the number of Common Shares into which such Series A Preferred Stock are convertible as of immediately prior to the Closing);

(ii) in respect of each share of Series A-1 Preferred Stock outstanding immediately prior to the Closing held by such Seller, an amount equal to the Per Share Series A-1 Liquidation Preference plus the Per Share Initial Consideration (based on the number of Common Shares into which such Series A-1 Preferred Stock are convertible as of immediately prior to the Closing); and

(iii) in respect of each Common Share outstanding immediately prior to the Closing held by such Seller, an amount equal to the Per Share Initial Consideration;

(c) the Buyer shall pay to each Optionholder by wire transfer of immediately available funds to a bank account designated in writing by each such Optionholder (such designation to be made at least two (2) Business Days prior to the Closing Date), in respect of each vested Option held by such Optionholder immediately prior to the Closing, an amount equal to the Per Share Initial Option Consideration;

(d) the Buyer shall deliver to the Sellers’ Representative by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ Representative (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal to the Reserve Amount;

(e) the Buyer shall deliver by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal, in the aggregate, to the Seller Transaction Expenses, as specified by the Company in accordance with Section 2.1(b);

(f) the Buyer shall deliver to the Bank by wire transfer of immediately available funds to such bank account of the Bank designated in writing by the Bank (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal to the Company Debt under the Financing Agreement; and

(g) the Buyer shall deliver by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal, in the aggregate, to $104,500, in respect of Company Debt owed to certain Affiliates of the Company (the “Affiliate Debt”).

Section 2.3 Purchase Price Adjustment.  The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.3:

(a) Closing Statement of Net Assets. As promptly as practicable, but in any event within one hundred (120) calendar days following the Closing, the Buyer shall deliver to the Sellers’ Representative the Closing Statement of Net Assets.

(b) Disputes.  (i) Subject to clause (ii) of this Section 2.3(b), the Closing Statement of Net Assets delivered by the Buyer to the Sellers’ Representative shall be final, conclusive and binding on the parties hereto.

(ii) The Sellers’ Representative may dispute any amounts reflected on the Closing Statement of Net Assets, but only on the basis that the amounts reflected on the Closing Statement of Net Assets were not arrived at in accordance with GAAP applied on a basis consistent with the Reference Statement of Net Assets or were arrived at based on mathematical or clerical error; provided, however, that the Sellers’ Representative shall have notified the Buyer in writing of each disputed item, specifying, in reasonable detail, the estimated amount thereof in dispute and the basis for such dispute, within thirty (30) Business Days of the Buyer’s delivery of the Closing Statement of Net Assets to the Sellers’ Representative.  In the event of such a dispute, the Sellers’ Accountants and the Buyer’s Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, conclusive and binding on the parties hereto.  If the Sellers’ Accountants and the Buyer’s Accountants are unable to reach a resolution with such effect within twenty (20) Business Days after the receipt by the

Buyer of the Sellers’ Representative written notice of dispute, the Sellers’ Accountants and the Buyer’s Accountants shall within ten (10) Business Days thereafter submit the items remaining in dispute for resolution to Deloitte & Touche (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of each Seller and the Buyer, to another independent accounting firm of national reputation mutually acceptable to the Sellers’ Representative and the Buyer) (either Deloitte & Touche or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within twenty (20) Business Days after such submission, determine and report to the Sellers’ Representative and the Buyer upon such remaining disputed items, and such report shall be final, conclusive and binding on each Seller and the Buyer.  The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to fixing mathematical errors in the Closing Statement of Net Assets and determining whether the items in dispute in the Closing Statement of Net Assets were determined in accordance with the GAAP applied on a basis consistent with the Reference Statement of Net Assets and the Accounting Firm is not to make any other determination.  The Accounting Firm’s decision shall be based solely on written submissions by the Sellers’ Representative and the Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the parties hereto.  The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or a value smaller than the smallest value for such item claimed by either party.  The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers and the Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(iii) In acting under this Agreement, the Sellers’ Accountants, the Buyer’s Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c) Purchase Price Adjustment.  The Closing Statement of Net Assets shall be deemed final for the purposes of this Section 2.3 upon the earliest of (x) the failure of the Sellers’ Representative to notify the Buyer of a dispute within thirty (30) Business Days of the Buyer’s delivery of the Closing Statement of Net Assets to the Sellers’ Representative, (y) the resolution of all disputes, pursuant to Section 2.3(b), by the Sellers’ Accountants and the Buyer’s Accountants, and (z) the resolution of all disputes, pursuant to Section 2.3(b), by the Independent Accounting Firm.  Within three (3) Business Days of the Closing Statement of Net Assets being deemed final, a Purchase Price adjustment shall be made as follows:

(i) In the event that the Target Net Asset Position exceeds the Net Asset Position reflected on the Closing Statement of Net Assets by at least the Designated Amount, then the Purchase Price shall be adjusted downward by the amount, if any, that the amount of such excess exceeds the Designated Amount and the Buyer shall be entitled to recover such amount by way of offset against the first Minimum Guaranteed Earn Out Payment.

(ii) In the event that the Net Asset Position reflected on the Closing Statement of Net Assets exceeds the Target Net Asset Position by at least the Designated Amount, then the Purchase Price shall be adjusted upward by the amount, if any, that the amount of such excess exceeds the Designated Amount and the Buyer shall pay such amount, within three (3) Business Days of the Closing Statement of Net Assets being deemed final, to the Sellers’ Representative for distribution to the Company Securityholders in accordance with the Adjustment Amount Transaction Percentage for each such Company Securityholder by wire transfer in immediately available funds.

For the avoidance of doubt, the Company Debt under the Financing Agreement, the Pavilion Consulting Debt, the Affiliate Debt and the Seller Transaction Expenses shall not be included in any calculation of the Closing Statement of Net Assets or Net Asset Position or taken into account in determining an adjustment, if any, under this Section 2.3.

Section 2.4 Treatment of Options and Preferred Shares.  (a)  Prior to the Closing, the Sellers shall use, and shall cause the Company to use, all reasonable efforts to cause each Optionholder that is not a signatory to this Agreement to execute and deliver a Joinder Agreement as specified in this Section 2.4.  All Options, whether vested or unvested, that are outstanding immediately prior to the Closing shall be cancelled by the Company as of immediately prior to the Closing.  Each Option that is vested as of immediately prior to the Closing (giving effect to any acceleration upon the consummation of the transactions contemplated hereby) and that has an exercise price greater than the Per Share Initial Consideration (an “In the Money Option”) shall be exchanged for the right to receive from the Company or the Buyer, in accordance with this Section 2.4, the Per Share Option Consideration, as and when such amounts are payable under this Agreement, with respect to each Common Share underlying such vested Option.  In the event that a particular Option is not vested as of immediately prior to the Closing or is vested but is not an In the Money Option, such Option shall be cancelled without any consideration being payable in respect thereof, and shall have no further force or effect.  The Company hereby represents and warrants that each Option will be an In the Money Option as of the Closing.  Prior to the Closing, the Sellers shall cause the Company to take all actions that are necessary or reasonably requested by the Buyer to give effect to the transactions contemplated by this Section 2.4.  Each Optionholder does hereby fully release and discharge the Buyer, the Company and all other Persons, including all current and former directors and officers of the Company, from any and all Liabilities relating to, arising from or in connection with the Optionholders’ Option (except for any Liabilities relating to, arising from or in connection with this Agreement and the transactions contemplated hereby, including the payment of the Purchase Price, any Earn Out Consideration and any Minimum Guaranteed Earn Out Payments in accordance with the terms and conditions of this Agreement), including but not limited to the cancellation of any of such Optionholder’s Options for consideration or, as applicable, for no consideration as set forth in this Section 2.4.  Each Optionholder exercising any Options prior to the Closing hereby agrees that such Optionholder shall be deemed a party to this Agreement as a Seller and shall be bound by, and subject to, all of the covenants, terms and conditions of this Agreement that are binding upon the Sellers.  Each Seller that is also a holder of any Options hereby agrees that by signing this Agreement as a Seller, such Seller is also agreeing to the terms and provisions of this Section 2.4 as an Optionholder.  To the extent any such Options are subject to the requirements of Code Section 409A, it is the intention of the parties that the payment of the Per Share Option Consideration shall be effected in a manner that satisfies the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder.

(b) Notwithstanding anything to the contrary in this Section 2.4 or elsewhere in this Agreement, in order to comply with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), the parties hereby agree that no Earn Out Consideration or Minimum Guaranteed Earn Out Payment or any other payment shall be payable to Michael J. Glennon in respect of the Glennon Option after the fifth anniversary of the Closing Date; provided, that for the avoidance of doubt, Michael J. Glennon shall retain all other rights as party to this Agreement as both an Optionholder and a Seller, including the right to receive Earn Out Consideration or Minimum Guaranteed Earn Out Payments in respect of his Shares, following the fifth anniversary of the Closing Date.

(c) Each Seller that is a Preferred Shareholder does hereby fully release and discharge the Buyer, the Company and all other Persons, including all current and former directors and officers of the Company, from any and all Liabilities relating to, arising from or in connection with such Preferred Shareholder’s Preferred Shares (except for any Liabilities relating to, arising from or in connection with this Agreement and the transactions contemplated hereby, including the payment of the Purchase Price, any Earn Out Consideration and any Minimum Guaranteed Earn Out Payments in accordance with the terms and conditions of this Agreement).

Section 2.5 Earn Out.

(a) Minimum Guaranteed Earn Out Payment.  On each of the first five anniversaries of the Earn Out Commencement Date, the Buyer shall pay to the Sellers’ Representative, on behalf of the Company Securityholders, the Minimum Guaranteed Earn Out Payment applicable for such anniversary, and the Sellers’ Representative shall distribute such Minimum Guaranteed Earn Out Payment to the Company Securityholders in accordance with their Adjustment Amount Transaction Percentage.  If the Buyer does not pay the then payable Minimum Guaranteed Earn Out Payment when due, then all remaining Minimum Guaranteed Earn Out Payments, whether or not then payable, shall become immediately due and payable to the Sellers’ Representative, on behalf of the Company Securityholders; provided, however, that if such nonpayment of any Minimum Guaranteed Earn Out Payment is cured by the Company within five (5) Business Days after the date when such payment is due, then all remaining Minimum Guaranteed Earn Out Payments, whether or not then payable, shall not become immediately due and payable.

(b) Net Sales Statement.  Not later than thirty (30) days following the completion of each Measurement Period, the Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Net Sales Statement”), which shall set forth for such Measurement Period (i) the Company’s total revenue (prepared in conformity with GAAP), (ii) a reasonably detailed calculation of the Net Sales with supporting documentation, (iii) the related Annual Earn Out Amount, (iv) the related Earn Out Consideration, (v) the number of units sold of each of the Devices and other Device Products (including a detailed description of each such Device Product), (vi) the revenues for the units sold and (vii) discounts, chargebacks, rebates, and other programs provided, including any free Device Products provided.

(c) Review by Sellers’ Representative.  As soon as practicable, but in any event within thirty (30) days of the delivery of a Net Sales Statement, the Sellers’ Representative shall provide to the Buyer a written report indicating its agreement with, or specific objections to, the Net Sales Statement (the “Sellers’ Representative’s Earn Out Response”).  During the thirty (30) days following the delivery of a Net Sales Statement, the Buyer shall permit the Sellers’ Representative reasonable access, during normal business hours upon reasonable advance notice, to the Company’s and such of the Buyer’s books and records as may be necessary to confirm the contents of the Net Sales Statement.  Failure by the Sellers’ Representative to deliver a Sellers’ Representative’s Earn Out Response within thirty (30) days of the delivery of a Net Sales Statement shall be deemed to be the Sellers’ Representative’s acceptance of the Net Sales Statement; provided, that such failure to object shall not have any preclusive effect on the Sellers’ Representative’s ability to object to any subsequent Net Sales Statement.  If the Sellers’ Representative does not deliver a Sellers’ Representative Earn Out Response within thirty (30) days of the delivery of a Net Sales Statement or if such Sellers’ Representative Earn Out Response does not object to the Net Sales Statement, then the Buyer shall thereafter pay to the Sellers’ Representative the Earn Out Consideration, if any, set forth in the Net Sales Statement in accordance with Section 2.5(e).

(d) Agreement on Net Sales.  If a Sellers’ Representative Earn Out Response is delivered, then the Sellers’ Representative and the Buyer shall endeavor in good faith to resolve any matters in dispute during the fifteen (15) days following the receipt by the Buyer of the Sellers’ Representative’s Earn Out Response.  If Buyer and the Sellers’ Representative are unable to agree on the matters in dispute within fifteen (15) days after the Buyer’s receipt of the Sellers’ Representative’s Earn Out Response, then if any matters have been agreed upon and such agreed upon matters would cause any Earn Out Consideration for such Measurement Period to be payable, then Buyer shall pay such Earn Out Consideration pursuant to Section 2.5(e).  Thereafter, the Buyer and the Sellers’ Representative shall endeavor in good faith to agree on any matters that remain in dispute and, upon any such agreement, the Buyer shall thereafter pay to the Sellers’ Representative the Earn Out Consideration, if any, for such Measurement Period then payable in accordance with Section 2.5(e).  At any time, the Buyer and the Sellers’ Representative may agree to settle any objections raised in a Sellers’ Representative’s Earn Out Response, which agreement shall be in writing and binding upon each of the Buyer and the Sellers’ Representative with respect to the subject matter of any such objection so resolved.

(e) Within five (5) Business Days after the final resolution of each item set forth in a Sellers’ Representatives Earn Out Response, in accordance with Section 2.5(c) or Section 2.5(d), as applicable (a “Final Net Sales Statement”), if such resolution results in any Earn Out Consideration for such Measurement Period to be payable, then the Buyer shall pay such Earn Out Consideration to the Sellers’ Representative on behalf of the Company Securityholders and the Sellers’ Representative shall distribute such Earn Out Consideration to the Company Securityholders in accordance with their Adjustment Amount Transaction Percentage.

(f) During the Earn Out Term, the Buyer and its Affiliates and sublicensees shall use commercially reasonable efforts to develop, manufacture, market and sell Device Products.  For purposes of this Section 2.5(f), “commercially reasonable efforts” shall mean those efforts and resources normally used by the Buyer for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account, without limitation, issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the product, the regulatory environment and status of the product, the profitability of the product and other relevant scientific and commercial factors.  Each Company Securityholder acknowledges that (i) there is no assurance that a Company Securityholder will receive any Earn Out Consideration (other than the Minimum Guaranteed Earn Out Payments) and the Buyer has not promised or projected any Earn Out Consideration (other than the Minimum Guaranteed Earn Out Payments), and (ii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(g) Subject to this subsection 2.5(g), the Buyer shall be permitted, at any time, to, directly or indirectly, sell, transfer or divest the Business or the Company in one or a series of related transactions (collectively, a “Transfer”).  If the Transfer is pursuant to a sale of the assets of the Business or the Company, or a merger or consolidation of the Company, or the sale of the all of the outstanding capital stock of the Company, the Buyer must continue to deliver any remaining Minimum Guaranteed Earn Out Payments to the Sellers’ Representative as and when such Minimum Guaranteed Earn Out Payments become due and payable under this Agreement and the transferee must agree in a writing reasonably acceptable to the Sellers’ Representative to assume all of the other rights and obligations of the Buyer pursuant to Section 2.5 of this Agreement after the Transfer, including but not limited to the obligation to pay any future Earn Out Consideration as and when due.  If a Buyer Change of Control occurs, then the surviving entity or transferee in such transaction must agree in a customary form to assume all of the rights and obligations of the Buyer pursuant to Section 2.5 of this Agreement after the Buyer Change of Control.

(h) During the period beginning on the Closing Date and ending on the date upon which the Final Net Sales Statement for the last Measurement Period is completed (the “Earn Out Payment Period”), upon request of the Sellers’ Representative, but not more frequently than once every calendar quarter, the Buyer shall provide, or shall promptly cause the Company to provide, the Sellers’ Representative with a written summary describing in reasonable detail Net Sales then achieved, which shall include the following information in respect of the then current Measurement Period or any completed Measurement Period, as requested by the Sellers’ Representative:  (x) the number of units sold of each of the Devices and other Device Products (including a detailed description of each such Device Product), (y) the revenues for the units sold and (z) discounts, chargebacks, rebates, and other programs provided, including any free Device Products provided.  Any information delivered or obtained pursuant to this Section 2.5 shall be deemed Confidential Information subject to the restrictions set forth in Section 7.10(c); provided, that any such information may be used or disclosed by the Sellers’ Representative in any dispute over any Earn Out Consideration.  During the Earn Out Payment Period and for a period of three (3) years thereafter, Buyer shall keep (and shall cause its Affiliates to keep) records pertaining to the achievement of Net Sales, in sufficient detail to permit the Sellers’ Representative and its Representatives to confirm the accuracy and completeness of any summaries provided pursuant to this Section 2.5.

Section 2.6 Relationship Among the Sellers.  (a)  Each Seller hereby irrevocably appoints the Sellers’ Representative as the sole Representative of the Sellers to act as the agent and on behalf of such Sellers regarding any matter relating to or under this Agreement, including for the purposes of:

(i) making decisions with respect to the determination of the Purchase Price adjustment under Section 2.3;

(ii) determining whether the conditions to closing in Article VIII have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative, in its sole discretion;

(iii) taking any action that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX;

(iv) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 12.2;

(v) accepting notices on behalf of the Sellers in accordance with Section 12.5;

(vi) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with agreeing to, negotiating or entering into settlements and compromises including in respect of any amounts to be offset against any Minimum Guaranteed Earn Out Payment of any claim for indemnification pursuant to Article X or Article XI hereof;

(vii) delivering or causing to be delivered to the Buyer at the Closing certificates representing the Shares to be sold by the Sellers hereunder;

(viii) executing and delivering, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Sellers, in connection with this Agreement and the transactions contemplated hereby;

(ix) granting any consent, waiver or approval on behalf of the Sellers under this Agreement;

(x) receiving service of process in connection with any claims under this Agreement and giving and receiving notices and communications;

(xi) determining the initial Reserve Amount and setting aside any additional funds from the Minimum Guaranteed Earn Out Payments or Earn Out Consideration for the Reserve Account as the Sellers’ Representative shall determine in its sole discretion;

(xii) setting aside any funds from the Minimum Guaranteed Earn Out Payments or Earn Out Consideration that are payable to Covington Associates LLC and paying such funds to Covington Associates LLC; and

(xiii) taking all actions necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and any other post-Closing matters.

As the Representative of the Sellers under this Agreement, the Sellers’ Representative shall act as the agent for all Sellers, shall have authority to bind each such Person in accordance with this Agreement, and the Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to the Buyer.  The Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with this Agreement in writing and signed by an officer of the Sellers’ Representative.

(b) Each Seller hereby appoints the Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Shares as fully to all intents and purposes as such Seller might or could do in person.  This power of attorney and all authority hereby conferred shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, by such Seller’s death, disability, protective supervision or any other event.  Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Seller shall be deemed to have unconditionally and irrevocably waived and renounced his, her or its right to revoke or renounce this power of attorney at any time.  Each Seller hereby unconditionally and irrevocably waives any and all defenses that otherwise may be available to contest, negate or disaffirm any action of the Sellers’ Representative taken under this Agreement.  Notwithstanding the power of attorney and other authority granted in this Section 2.6, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Seller (instead of the Sellers’ Representative) having signed or given the same directly.

(c) The Sellers’ Representative (in its capacity as Sellers’ Representative) shall have no Liability to the Buyer for any default under this Agreement by any Seller.  Except for fraud or willful misconduct on its part, the Sellers’ Representative shall have no Liability to any Seller under this Agreement for any action or omission by the Sellers’ Representative on behalf of the Sellers.  In performing the functions specified in this Agreement, the Sellers’ Representative may act and rely upon any instrument or other writing believed by the Sellers’ Representative to be genuine and to be signed or presented by the proper Person.  Each Seller hereby agrees to indemnify and hold harmless the Sellers’ Representative from and against any Liability suffered or incurred by the Sellers’ Representative arising out of or in connection with the acceptance, administration or exercise of its rights, duties and responsibilities hereunder, absent fraud or willful misconduct on its part.

Section 2.7 Reserve Account.  The Sellers’ Representative may establish a reserve account (the “Reserve Account”) on account of the Company Securityholders in an aggregate amount determined by the Sellers’ Representative in its sole discretion (the amount so established, the “Reserve Amount”) to pay costs, fees and expenses incurred by or for the benefit of the Company Securityholders on or after the Closing in connection with the transactions contemplated by this Agreement.  To the extent amounts placed into the Reserve Account are not used, or in the judgment of the Sellers’ Representative are not expected to be used, to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement including costs associated with any indemnification claims, such remaining amount, together with all earnings thereon, shall be distributed to the Company Securityholders in proportion to their respective Adjustment Amount Transaction Percentage.  The Sellers’ Representative shall have sole and exclusive authority to disburse and pay amounts placed into the Reserve Account consistent with the provisions of this Agreement.

Section 2.8 Withholding.  Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law, and shall timely remit such amounts to the appropriate Governmental Authorities in accordance with applicable Law.  To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

THE CLOSING

Section 3.1 Closing; Closing Date.  The closing of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, at 10:00 a.m., local time, on the later of October 15, 2012 and the first (1st) Business Day after the date that all of the conditions to the Closing set forth in Article VIII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Sellers’ Representative and the Buyer may agree in writing.  The date upon which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth on the Disclosure Schedules, each Seller represents and warrants to the Buyer, severally and not jointly and solely as to itself, as follows:

Section 4.1 Organization.  Such Seller (other than any Seller that is an individual) is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its formation.

Section 4.2 Binding Obligations.  Such Seller (other than any Seller that is an individual) has all requisite corporate, partnership or other authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Seller.  This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, each other Seller and the Buyer, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

Section 4.3 No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Seller and performance by such Seller of its obligations hereunder (i) do not constitute or result in any violation of the applicable organizational documents of such Seller, if applicable, (ii) do not conflict with or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which such Seller is a party or by which such Seller is bound or to which its properties are subject, and (iii) do not violate any existing Law applicable to such Seller or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.4 No Governmental Authorization Required.  Except as otherwise set forth in Schedule 4.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by such Seller in connection with the due execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.5 The Shares.  Schedule 4.5 sets forth such Seller’s record ownership of the Company’s capital stock.  Other than the shares of capital stock of the Company owned by such Seller as listed on Schedule 4.5 hereto, such Seller has no other Equity Interests or rights to acquire Equity Interests in the Company.  Such Seller is the record and beneficial owner of, and has good and valid title to the Shares listed next to such Seller’s name on Schedule 4.5, free and clear of all Encumbrances, except Encumbrances on transfer imposed under applicable securities laws, the Company Charter Documents and the Shareholder Agreements.  Assuming the Buyer has the requisite power and authority to be the lawful owner of such Shares, upon delivery to the Buyer at the Closing of certificates representing the Shares, duly endorsed by such Seller for transfer to the Buyer, and upon receipt of the applicable consideration set forth in Article II by such Seller, good and valid title to the Shares will pass to the Buyer, free and clear of any Encumbrances, other than those Encumbrances on transfer imposed under applicable securities laws, the Company Charter Documents and the Shareholder Agreements.  The Shares are not subject to any Contract to which such Seller is a party restricting or otherwise relating to the voting, dividend rights or disposition of such Shares, other than the Company Charter Documents and the Shareholder Agreements.  There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Shares or any securities or obligations exercisable or exchangeable for, or convertible into, any of the Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding, other than the Company Charter Documents and the Shareholder Agreements.

Section 4.6 Litigation.  There is no claim, action, suit or legal proceeding pending or, to the Knowledge of such Seller, threatened or affecting, such Seller or any of his, her or its properties (including the Shares) or rights, at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority that would reasonably be expected to materially adversely affect the ability of such Seller to sell the Shares owned by such Seller as contemplated by this Agreement.  Except as set forth on Schedule 4.6 (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Sellers or any Affiliates thereof and relating to the Company pending before any Governmental Authority (or, to the Knowledge of the Sellers, threatened to be brought by or before any Governmental Authority).  None of the matters set forth on Schedule 4.6 has or has had a Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.7 Exclusivity of Representations.  The representations and warranties made by such Seller in this Article IV of this Agreement are the exclusive representations and warranties made by such Seller.  Such Seller hereby disclaims any other express or implied representations or warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer as follows:

Section 5.1 Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite organizational power and authority to own, lease and operate its respective properties and carry on its business as presently owned or conducted.  The Company has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration.  The Company has delivered to the Buyer true and correct copies of the charter and by-laws for the Company.

Section 5.2 Capitalization of the Company.  (a)  Schedule 5.2(a) sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of the Company, including a complete and accurate list of all the authorized, issued and outstanding Common Shares and Preferred Shares and the amount of any accrued and unpaid dividends with respect to the Preferred Shares as of the date hereof.  The Company has no shares of its capital stock reflected on the books and records of the Company as treasury shares.  Holders of all issued and outstanding Shares have executed this Agreement.  All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto other than such preemptive rights under the Company Charter Documents and the Shareholder Agreements.

(b) Schedule 5.2(b) sets forth as of the date hereof, a list of all holders of Options and in the case of each Option held by such holder of such Options, the date of grant, the number of Common Shares subject to such Option, the date on which the Option vests or vested and the Exercise Price thereof.  All Options have an Exercise Price equal to no less than the fair market value of the underlying Common Shares on the date of grant.  Except as set forth on Schedule 5.2(b), there are no other shares of capital stock or other Equity Interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights other than such preemptive rights, the Company Charter Documents and the Shareholder Agreements), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound.  The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which is convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote).  There are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other Equity Interests in, the Company or (ii) vote or dispose of any shares of capital stock of, or other Equity Interests in, the Company.  Except as set forth on Schedule 5.2(b) there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other Equity Interests in, the Company.

(c) Except as set forth on Schedule 5.2(c), the Company is not a party to any voting trust or other shareholder agreement that contains restrictions, limitations, requirements or otherwise relates to the voting, redemption, sale, issuance, transfer, registration, preemptive or anti-dilutive rights or other disposition of the Equity Interests of the Company.

(d) The stock register of the Company accurately records: (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(e) The minute books of the Company contain records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company.  Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Seller to the Buyer.

Section 5.3 Subsidiaries.  The Company has no Subsidiaries.  The Company has no other Equity Interests, or rights to acquire Equity Interests, in any other Person.

Section 5.4 Binding Obligation.  The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer and the Sellers, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

Section 5.5 No Conflict.  The execution, delivery and performance by the Company of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents) of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company or any of its assets, properties or businesses, including the Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of its assets or properties is bound or affected.

Section 5.6 Governmental Consents and Approvals.  The execution, delivery and performance by the Company of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

Section 5.7 Financial Statements.  (a)  True and complete copies of the Reference Statement of Net Assets as of June 30, 2012 (collectively referred to herein as the “Financial Statements”) have been delivered to the Buyer and are set forth on Schedule 5.7(a).  The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) are true, complete and accurate in all material respects

(except with respect to, for interim periods, year-end adjustments) and (iii) have been prepared in accordance with GAAP.

(b) True and complete copies of all net revenue as and when recognized by the Company from the sale, lease, license, distribution or other transfers of the Device, less customary, ordinary course discounts, returns and credits issued for customer claims, for the six months ended June 30, 2012 and the fiscal years ended December 31, 2011 and December 31, 2010 (collectively referred to herein as the “Revenue Statements”) have been delivered to the Buyer and are set forth on Schedule 5.7(b).  The Revenue Statements (i) were prepared in accordance with the books of account and other financial records of the Company and (ii) are true, complete and accurate in all material respects (except with respect to the absence of footnotes and, for interim periods, year-end adjustments).  The Revenue Statements for the six months ended June 30, 2012 have been prepared in accordance with GAAP.

(c) The books of account and other financial records of the Company:  (i) reflect all assets and Liabilities required to be reflected therein in accordance with GAAP, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

(d) Schedule 5.7(d) contains an aged list of the Receivables as of the Reference Statement Date, showing separately those Receivables that as of such date had been outstanding for (i) 29 days or less, (ii) 30 to 59 days, (ii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days.  Except to the extent, if any, reserved for on the Reference Statement of Net Assets, all Receivables reflected on the Reference Statement of Net Assets arose from, and the Receivables existing as of the Closing will have arisen from, the sale of Inventory or services to Persons not affiliated with the Seller, the Company or any Subsidiary and in the ordinary course of business consistent with past practice and, except as reserved against on the Reference Statement of Net Assets, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or a Subsidiary not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

(e) Since the Reference Statement Date, all the Assets have been acquired for consideration not less or greater than the fair market value of such Assets at the date of such acquisition.

(f) Subject to amounts reserved therefor on the Reference Statement of Net Assets, the values at which all Inventories are carried on the Reference Statement of Net Assets reflect the historical inventory valuation policy of the Company of stating such Inventories at the lower of cost (determined on first-in, first-out method) or market value and all Inventories are valued such that the Company will earn their customary gross margins thereon.  The Company has good and marketable title to the Inventories free and clear of all Encumbrances.  The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving.  The Inventories do not consist of any items held on consignment.  The Company is not under any obligation or liability with respect to accepting returns of any Inventory in the possession of their customers other than in the ordinary course of business consistent with past practice.  No clearance or extraordinary sale of the Inventories has been conducted since the date of the Financial Statements.  The Company has not acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Company’s past sales practices, (iii) increases to reflect any increase in the cost thereof to the Company, and (iv) increases and reductions made with the written consent of the Buyer.  Schedule 5.7(f) contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located.  The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.  To the extent they have been acquired from Vendors, the Inventories are (A) returnable to such Vendors for credit on customary terms, (B) listed in such Vendors’ catalogues current as of the Closing, and (C) in “as new” condition.

(g) The Company is not a party to, and has no commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 5.8 No Undisclosed Liabilities; Absence of Certain Changes or Events. (a) There are no Liabilities of the Company that would have been required to be reflected or reserved against in the Reference Statement of Net Assets in accordance with GAAP, other than Liabilities (i) reflected or reserved against on the Reference Statement of Net Assets or the notes thereto, (ii) set forth in Schedule 5.8, incurred in connection with the transactions contemplated hereby or (iii) incurred since the date of the Reference Statement of Net Assets in the ordinary course of business, consistent with past practice, of the Company and which do not constitute a Material Adverse Effect.  The reserves reflected on the Reference Statement of Net Assets against Liabilities of the Company have been established on a basis consistent with the past practices of the Company and in accordance with GAAP.

(b) Since June 30, 2012, through the date of this Agreement, (i) the Business has been carried on and conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Material Adverse Effect.

Section 5.9 Conduct in the Ordinary Course; Compliance with the Laws.  (a) Since the Reference Statement Date, the Company has conducted its business in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, since the Reference Statement Date, the Company has not:

(i) permitted or allowed any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Company or otherwise discharged any material liability related to the Company, other than as reflected on the Reference Statement of Net Assets and current liabilities incurred in the ordinary course of business consistent with past practice;

(iii) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(iv) made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP;

(v) amended, terminated, cancelled or compromised any material claims of the Company or waived any other rights of substantial value to the Company;

(vi) except as set forth on Schedule 5.9(a)(vi), sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of business consistent with past practice;

(vii) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company;

(viii) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company;

(ix) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(x) made any capital expenditure or commitment for any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate;

(xi) issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $25,000 individually or $50,000 in the aggregate;

(xii) made any material change in the customary methods of operations of the Company, including practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

(xiii) (A) made, revoked or changed any material Tax election or method of Tax accounting, other than in the ordinary course of business or as required by applicable Law, or (B) entered into any settlement or closing agreement with respect to Taxes;

(xiv) incurred any Indebtedness in excess of $25,000 individually or $50,000 in the aggregate, other than in the ordinary course of business under the Financing Agreement;

(xv) made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person;

(xvi) failed to pay any creditor any amount owed to such creditor when due except as reflected on the Reference Statement of Net Assets;

(xvii) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees, including any increase or change pursuant to any Benefit Plan or (B) established or increased or promised to increase any benefits under any Benefit Plan, in either case except as required by Law;

(xviii) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or to the Knowledge of the Company with any relative, beneficiary, spouse or Affiliate of such Persons);

(xix) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits or announced or planned any such action or program for the future;

(xx) disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which the Company has any right, title, interest or license;

(xxi) (A) allowed any Permit or Environmental Permit that was issued to or relates to the Company to lapse or terminate or (B) failed to renew any insurance policy, Permit or Environmental Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;

(xxii) failed to maintain the Company’s plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

(xxiii) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $25,000, whether or not such loss or damage shall have been covered by insurance;

(xxiv) amended, modified or consented to the termination of any Material Contract or the Company’s rights thereunder;

(xxv) amended or restated the Certificate of Incorporation or By-Laws (or other organizational documents) of the Company;

(xxvi) made any charitable contribution;

(xxvii) (A) abandoned, sold, assigned, or granted any security interest in or to any of the Company Intellectual Property or Company IP Agreements, including failing to maintain and protect its interest in such Intellectual Property by (1) performing or causing to be performed all required filings, recordings and other acts or (2) paying or causing to be paid all required fees and taxes, (B) granted to any third party any license with respect to any Company Intellectual Property, (C) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the Reference Statement Date), or (D) disclosed, or to the Company’s Knowledge allowed to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

(xxviii) suffered any Material Adverse Effect; or

(xxix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 5.9 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 5.9, except as expressly contemplated by this Agreement.

(b) The Company has complied and is in compliance in all material respects with all Laws and Governmental Orders applicable to the Company or any of its properties or assets, including the Assets and the Company is not in material violation of any such Law or Governmental Order.

(c) Schedule 5.9(c) sets forth a brief description of each Governmental Order applicable to the Company or any of its properties or assets, including the Assets and no such Governmental Order has or has had a Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 5.10 Contracts.  (a)  Schedule 5.10(a) sets forth a true and complete list of the following Contracts to which the Company is a party or to which its assets, property or business are bound or subject or which the Company has any outstanding rights or obligations (collectively, the Contracts listed on Schedule 5.10(a) are referred to herein as the “Material Contracts”):

(i) any mortgage, loan agreement, indenture, note, security agreement, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money or extending of credit;

(ii) any Contract with one or more customers with a value during the twelve (12) month period ended August 31, 2012 of more than $100,000, excluding one-time purchase orders but including standing purchase orders, which Contract is not terminable (without penalty) on 30 days’ (or less) notice;

(iii) any guaranty, direct or indirect, primary or secondary, by the Company of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business consistent with past practice;

(iv) any Contract providing for the grant of any preferential rights to purchase or lease any of the assets of the Company;

(v) any collective bargaining agreement with any labor union;

(vi) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(vii) all contracts and agreements between or among the Company, on the one hand, and a Seller or to the Company’s Knowledge any Affiliate of a Seller (other than the Company), on the other hand;

(viii) employment agreements involving aggregate annual salary and guaranteed bonus payments by the Company in excess of $100,000, which employment agreements are not terminable (without penalty) on 30 days’ (or less) notice;

(ix) real property or personal property leases involving annual payments in excess of $50,000, which leases are not terminable (without penalty) on 30 days’ (or less) notice;

(x) any Contract requiring expenditures by the Company in an amount in excess of $50,000 per year and extending beyond three (3) years from the date hereof, which Contract is not terminable (without penalty) on 30 days’ (or less) notice;

(xi) any Contract requiring payments to the Company in an amount in excess of $50,000 per year, which Contract is not terminable (without penalty) on 30 days’ (or less) notice;

(xii) any confidentiality or non-disclosure agreement under which the Company is bound by continuing confidentiality obligations;

(xiii) any Contract containing noncompetition, non-solicitation or other limitations restricting the ability of the Company to compete with any Person or in any geographic area or to solicit the employees or customers of any Person;

(xiv) any Contract imposing any restriction or limitation on the sale or other transfer of any of the assets of the Company;

(xv) any joint venture Contracts, partnership agreements or similar agreements involving the sharing of profits, losses, costs or liabilities;

(xvi) any Contract with any director, officer or Affiliate of the Company;

(xvii) any Contract that involves the supply of any materials used in connection with the manufacture, or relates to the distribution of any product of the Company;

(xviii) any Contract prohibiting the payment of dividends or distributions in respect of the capital stock of the Company, prohibiting the pledging of the capital stock or assets of the Company or prohibiting the issuance of guarantees or pledges by the Company;

(xix) any Contract that contains obligations of the Company secured by an Encumbrance on any asset of the Company (other than Permitted Encumbrances) or any Contract that relates to any hedging, derivatives or similar contracts or arrangements involving the Company;

(xx) any Contract that obligates the Company to conduct business on an exclusive or preferential basis with any third Person;

(xxi) any Contract related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities or other obligations, including any “earnout” or other deferred or contingent consideration, entered into after January 1, 2012 that individually resulted in, or could reasonably be expected to result in, payments under such Contract in each case in excess of $100,000, which Contract is not terminable (without penalty) on 30 days’ (or less) notice;

(xxii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party; and

(xxiii) any Contract to enter into any one of the foregoing.

(b) As of the date hereof, (i) except as set forth on Schedule 5.10(b), each Material Contract is valid, binding and in full force and effect, (ii) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or material default thereunder and (iii) no event or condition has occurred that, with or without notice, lapse of time or both, would violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under any such Material Contract.  A true, correct and complete copy of each Material Contract has been made available by the Company to the Buyer.

Section 5.11 Litigation.  Except as set forth on Schedule 5.11 (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Company or affecting any of the Assets pending before any Governmental Authority (or, to the Knowledge of the Company, threatened to be brought by or before any Governmental Authority).  None of the matters set forth on Schedule 5.11 has or has had a Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.  Neither the Company nor any of its respective assets or properties, including the Assets, is subject to any Governmental Order (nor, to the Knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 5.12 Permits.  Schedule 5.12 sets forth for the Company all licenses, permits, authorizations, franchises and certifications of governmental authorities, registrations, waivers, exemptions, qualifications, certificates, filings, notices and permits held by the Company which are material to the Company for the lawful conduct of the Company’s business as presently conducted, or the lawful ownership of properties and assets or the operation of its business as conducted (collectively, “Permits”).  There are no other material Permits required by the Company for the lawful conduct of the Company’s business as presently conducted.  To the Knowledge of the Company, no suspension, revocation or invalidation of any such Permit is pending or has been threatened.  All such Permits are in full force and effect, and there has occurred no material default under any Permit by the Company.

Section 5.13 Regulatory Compliance.  (a)  To the Knowledge of the Company, there is no actual or threatened enforcement action by the Food and Drug Administration (the “FDA”) or any other Governmental Authority that has jurisdiction over the operations of the Company.  To the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.

(b) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company or, to the Knowledge of the Company, any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices (as defined below) pursuant to a development, commercialization, manufacturing, supply, testing or other collaboration arrangement with the Company (each, a “Partner”) have been so filed, maintained or furnished.  All such reports, documents, claims and notices of the Company were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c) Except as set forth on Schedule 5.13(c), none of the Company, and, to the Knowledge of the Company, any Partner, has, since January 1, 2008, received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA or other Governmental Authority (i) alleging or asserting noncompliance with any applicable Laws or Permits and the Company has no Knowledge that the FDA or any other Governmental Authority is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices.

(d) No Permit issued to the Company or, to the Knowledge of the Company, any Partner, by the FDA or any other Governmental Authority has, since January 1, 2008, been limited, suspended, modified or revoked and the Company has no Knowledge that the FDA or any other Governmental Authority is considering such action.

(e) All preclinical animal testing and clinical trials being funded or conducted by, at the request of or on behalf of the Company or a Partner are listed on Schedule 5.13(e) and, to the Knowledge of the Company, are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law.  The descriptions of the studies, tests and preclinical and clinical trials listed on Schedule 5.13(e), including the related results and regulatory status are accurate and complete in all material respects.  The Company has not received any written notices, correspondence or other communication from the FDA or any other Governmental Authority since January 1, 2008 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company, or in which the Company has participated, and the Company has no Knowledge that the FDA or any other Governmental Authority is considering such action.

(f) Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, test distributed or marked by or on behalf of the Company (each such product or product candidate, a “Medical Device”), is being or has been developed, manufactured, tested, distributed and marketed in material compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports.  In addition, the Company, and, to the Knowledge of the Company, the Partners, are in material compliance with all other applicable FDA requirements.

(g) The Company has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product.  The Company has no knowledge of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company; (ii) a change in the marketing classification or a material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.

(h) The Company has not received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(i) The Company is and at all times has been in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq, and any

comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”).  There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”) (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the Knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the Knowledge of the Company, threatened, in each case against the Company, that would reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company participates.

Section 5.14 Product Liability.  To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to any Proceeding, claim or demand against the Company giving rise to any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product of the Business manufactured, sold or delivered by the Company or any of the Company’s third party manufacturers.

Section 5.15 Insurance.  All insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company are in full force and effect and all premiums due and payable thereon have been paid in full.  The Company has not received either a written notice that would reasonably be likely to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.

Section 5.16 Affiliate Transactions.  Except for employment relationships and employee compensation, benefits and travel advances in the ordinary course of business as disclosed on Schedule 5.16, the Company is not a party to any agreement with, or involving the making of any payment or transfer of assets to, the Sellers, any officer or director of any Seller, any Affiliate of any Seller or any officer or director of the Company.

Section 5.17 Assets.  The assets owned by the Company, together with its rights that survive following the Closing in other assets, constitute all the assets, properties and rights necessary to conduct the Business as presently conducted by the Company.  The Company, owns, leases or has the legal right to use all the properties and assets, including the Company Intellectual Property, the Company IP Agreements and the Tangible Personal Property, used in the conduct of the Business or otherwise owned, leased or used by the Company, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by the Company in or relating to the conduct of the Business, all of which properties, assets and rights constitute Assets.  The Company has good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 5.18 Customers and Suppliers.  (a)  Schedule 5.18(a) sets forth the names and addresses of all the customers of the Business that ordered goods or merchandise from the Company having an aggregate value of $10,000 or more during the twelve-month period ended July 31, 2012 and the amount for which each such customer was invoiced during such period.  The Company has not received any notice that any customer listed on Schedule 5.18(a) has ceased, or will cease, to use the products, equipment, goods or services of the Company, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

(b) Schedule 5.18(b) lists the names and addresses of all the suppliers from which the Company ordered raw materials, supplies, merchandise and other goods for the Business having an aggregate purchase price of $10,000 or more during the twelve-month period ended July 31, 2012 and the amount for which each such supplier invoiced the Company during such period.  The Company has not received any notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing.

Section 5.19 Brokers.  Other than Covington Associates LLC, no broker, finder or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and other than Covington Associates LLC, no broker, finder, agent, attorney or similar intermediary is entitled to any broker’s, finder’s, success or similar fee or other commission or payment in connection therewith based on any agreement with the Company or any action taken by them.  The Company has provided the Buyer with a true and complete copy of all such agreements.

Section 5.20 Prohibited Payments.  To the Knowledge of the Company, none of the Company or any of its directors, officers, agents, employees or other Persons associated with them or acting on their behalf has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.21 Property.

(a) Real Property.  The Company has no Owned Real Property or Leased Real Property.

(b) Tangible Property

(i) Schedule 5.21(b)(i) lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property (the “Tangible Personal Property”) used in the Business or owned or leased by the Company.

(ii) Schedule 5.21(b)(ii) sets forth a true and complete list of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(iii) The Company has the full right to exercise any renewal options contained in the leases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

Section 5.22 Taxes.  (a)  Except as set forth on Schedule 5.22(a), (i) the Company has timely filed (or, with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file) all material Tax Returns required to be filed by the Company, and all such Tax Returns are (or, in the case of such Tax Returns that are not yet filed, will be) true, complete and correct in all material respects; (ii) all material amounts of Taxes of the Company (whether or not such Taxes are shown or required to be shown on a Tax Return) have been (or, in the case of Taxes the due date for payment of which is between the date of this Agreement and the Closing Date, will be) timely paid in full; (iii) the Company has withheld and paid over to the appropriate Governmental Authorities all amounts of Taxes required to have been withheld and paid over by the Company, and has complied in all material respects with all information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor or other Person; (iv) the Company has no Knowledge, and has not received any written notice, that any Tax audit, investigation or administrative or judicial proceeding is pending or in progress or has been threatened with respect to the Company, and no written notice of an intent to conduct any such audit, investigation or proceeding has been received by the Company; (v) the relevant statute of limitations is closed with respect to the federal and material state income and franchise Tax Returns of the Company for all taxable periods through December 31, 2008; and (vi) the unpaid Taxes of the Company (A) did not, as of the date of the most recent balance sheet in the Financial Statements, exceed the reserve for Liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and taxable income) shown on the face of the Financial Statements (excluding any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practices of the Company in filing Tax Returns.

(b) Except as set forth on Schedule 5.22(b), (i) no claim has been made in writing (or otherwise to the Knowledge of the Company) by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction; (ii) the Company (A) has never been a member of an affiliated group as defined in Section 1504 of the Code or any consolidated, combined or unitary group under state, local or foreign Law, (B) is not a party to (or bound by) any Tax allocation, sharing, indemnity or other similar agreement, arrangement, understanding or practice with respect to Taxes (other than any customary indemnity in respect of Taxes contained in any lease, financing, acquisition, combination, sale or disposition agreement), and (C) is not liable for the Taxes of another Person as a transferee or successor, by contract or indemnity or otherwise (other than any customary indemnity in respect of Taxes contained in any lease, financing, acquisition, combination, sale or disposition agreement); (iii) the Company is not, and has not been, party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4 or subject to any similar provision of state, local or foreign Law; and (iv) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date, including a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) or a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date.

(c) The Financial Statements comply with the requirements of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (Accounting for Uncertainty in Income Taxes), as codified in FASB SAC 740.  The Tax Returns of the Company have disclosed any Tax positions that, if not disclosed, could give rise to penalties under Section 6662 of the Code (or any similar provision of state, local or foreign Law).  The Company has authorized access to the Buyer to copies of the work papers of the outside auditors of the Company with respect to the income and other material Tax matters of the Company.  The Company has delivered to the Buyer complete copies of all (i) income, franchise and other material Tax Returns filed by or with respect to the Company, and (ii) Tax rulings, revenue agent reports, settlement agreements and “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) submitted by, received by or agreed to by or on behalf of, and all judicial determinations rendered with respect to, the Company.

(d) The representations and warranties of the Company set forth in this Section 5.22 and, to the extent applicable, in Section 5.23, constitute the only representations and warranties of the Sellers or the Company with respect to Tax matters.

(e) Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor the Company make any representation or warranty as to the amounts or availability of any Tax attributes of the Company (including, without limitation, any net operating loss carryovers, built-in losses or Tax credits), or the ability of any Person to utilize such Tax attributes, after the Closing.

Section 5.23 Employee Benefit Plans.  (a)  Schedule 5.23(a) includes a true and complete list of all Benefit Plans currently maintained or contributed to by the Company (collectively, the “Company Benefit Plans”).  The Company has no material Liability with respect to any plan, arrangement or practice of the type described in this Section 5.23 other than the Company Benefit Plans set forth on Schedule 5.23(a).

(b) With respect to each Company Benefit Plan:  (i) except as set forth on Schedule 5.23(b), each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, which has not been revoked, from the IRS that any such plan is tax-qualified and each trust created thereunder has been determined by the IRS to be exempt from federal income tax under Code Section 501(a), and to the Knowledge of the Company, nothing has occurred or is reasonably expected to occur through the Closing which would cause the loss of such qualification, (ii) no Company Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, (iv) there has been no termination or partial termination of any Company Benefit Plan which is a defined benefit plan within the meaning of Code Section 411(d)(3), and (v) the Company does not participate currently in and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any plan, program, or arrangement subject to Title IV or ERISA or Section 412 of the Code.

(c) The Sellers’ Representative has provided or made available to the Buyer true and complete copies of (i) each Company Benefit Plan, including any related trust agreement or other funding instrument, (ii) the most recent summary plan description and summaries of material modifications for each Company Benefit Plan for which such a summary plan description is required, (iii) the most recent determination letters from the IRS with respect to each Company Benefit Plan, if applicable, (iv) the most recent Form 5500 for each Company Benefit Plan and audited financial statements (if such form or statement is required or applicable), (v) the most recent financial statements, the most recent actuarial reports, all agreements or Contracts with any investment manager or investment advisor with respect to any Company Benefit Plan, and (vi) any insurance policy currently in effect related to any Company Benefit Plan.  In the case of any material unwritten Company Benefit Plan, a written description of such plan, program or arrangement has been furnished or made available to the Buyer.

(d) Except as set forth in Schedule 5.23(d), the Company does not participate currently in and has not participated in and is not required currently and has not been required to contribute to or otherwise participate in any Multiemployer Plan, or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.  Further, no Company Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(e) There is no material unsatisfied Liability that has been incurred by the Company or any other entity that would be aggregated with the Company under Code Section 414(b), (c), (m) or (o) under Title IV of ERISA to any party with respect to any Benefit Plan, or with respect to any other “employee benefit plan” as defined in Section 3(3) of ERISA presently or heretofore maintained or contributed to within the past six (6) years by the Company.

(f) Each Company Benefit Plan has been administered in all material respects in accordance with its terms.  The Company and any other entity that would be aggregated with the Company under Code Section 414(b), (c), (m) or (o), and all the Company Benefit Plans are in material compliance with all applicable provisions of ERISA, the Code, all other applicable laws and the terms of all applicable collective bargaining agreements.

(g) Except as provided in Schedule 5.23(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event contemplated by this Agreement) (i) result in any material payment becoming due under a “change in control” (as defined in Section 280G of the Code), or increase the amount of any compensation due, to any current or former employee of Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.  The Company has not made any payments, and is not and will not become obligated under any contract, agreement, plan, or arrangement (or combinations thereof) entered into on or before the Closing Date to make any payments, that, individually or collectively, will be non-deductible under Code Sections 280G or 162(m) of the Code or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999.

(h) The Company has not incurred any Liability under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law within the last six (6) months which remains unsatisfied.

(i) With respect to each Company Benefit Plan:  (i) no material non-routine audits, proceedings, claims or demands are pending with any Governmental Authority including the IRS and the Department of Labor, (ii) no litigation, actions, suits, claims, disputes or other proceedings (other than routine claims for benefits) are pending or, to the Knowledge of the Company, have been asserted against any Company Benefit Plan, the trustee or fiduciary of such plan, or the Company with respect to such plan, (iii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any participant have been duly or timely filed or distributed, (iv) no “prohibited transactions”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred, and (v) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Financial Statements or will be properly accrued on the books and records of the Company as of the Closing, and in the case of clause (iv) and (v), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(j) The Company and each Company Benefit Plan that qualifies as a group health plan under the applicable statute is in material compliance, to the extent applicable, with (i) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder (“COBRA”) and (ii) Part 6 of Title I of ERISA.

(k) Any Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A) that is subject to Code Section 409A has, since January 1, 2007, been operated in a manner intended to be in good faith compliance with the requirements of Code Section 409A.

Section 5.24 Labor and Employment Matters.  (a)  The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to or cover employees of the Company.  No current employees of the Company (the “Employees”) are represented by any labor organization.  No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of Employees.

(b) There are no outstanding (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company.  There are no unfair labor practice charges, material grievances or material complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or group of Employees.

(c) There are no material complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.  The Company is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to Closing.

Section 5.25 Environmental Compliance.  (a)  The Company is in compliance in all material respects with, and for the past three years has been in compliance with, all applicable Environmental Laws and all Environmental Permits.  All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit.

(b) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Real Property or, during the period of the Company’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company.

(c) There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Company’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company.

(d) The Company is not conducting, and has not undertaken or completed, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(e) There is no asbestos or asbestos-containing material on any of the Real Property.

(f) None of the Real Property is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or CERCLIS or on any analogous federal, state or local list.

(g) There are no Environmental Claims pending or threatened against the Company or the Real Property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off-site disposal location currently or formerly used by the Company or any of its predecessors or with respect to previously owned or operated facilities.

(h) The Company can maintain present production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

(i) There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

(j) The Company has provided the Purchaser with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Real Property, the Company, and (ii) all insurance policies issued at any time that may provide coverage to the Company for environmental matters.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

Section 5.26 Intellectual Property.  (a)  Schedule 5.26 sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property and (ii) all Company IP Agreements.

(b) To the Knowledge of the Company, the operation of the Business as currently conducted or as contemplated to be conducted, the use of the Company Intellectual Property in connection therewith and the Company’s use of its web sites in connection with the Business, the content thereof and the advertisements contained therein do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party.  No Actions or Claims are pending or, to the Knowledge of the Company, threatened against the Company alleging any of the foregoing.

(c) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Company Intellectual Property and Company IP Agreements, and the Company has a valid right to use the Company Intellectual Property in the ordinary course of the Business as currently conducted or as contemplated to be conducted.

(d) To the Knowledge of the Company, no Company Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(e) The Company Intellectual Property includes all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of the Business.  To the Knowledge of the Company, the Company Intellectual Property is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(f) No Actions or Claims have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Company Intellectual Property,

or (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party.

(g) To the Knowledge of the Company, no Person is engaging in any activity that infringes the Company Intellectual Property.  The Company has not granted any license or other right to any third party with respect to the Company Intellectual Property.  The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Intellectual Property.

(h) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the Business.  To the Knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Business by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating to the protection, ownership, development, use or transfer of Company Intellectual Property.

Section 5.27 Exclusivity of Representations.  The representations and warranties made by the Company in Article V of this Agreement are the exclusive representations and warranties made by the Company.  The Company hereby disclaims any other express or implied representations or warranties.  The parties hereto acknowledge and agree that the Company has not provided to the Buyer, and does not make any representation or warranty to the Buyer, with respect to any financial projection, forecast or estimate relating to the Company or the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth on the Disclosure Schedules or as otherwise disclosed in the Buyer SEC Reports filed with the SEC and available on the EDGAR system at least two (2) Business Days prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), the Buyer represents and warrants to the Company and the Sellers as follows:

Section 6.1 Organization.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Buyer.  The Buyer has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  The Buyer has delivered to the Company true and correct copies of the charter and by-laws for the Buyer.

Section 6.2 Binding Obligation.  The Buyer has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer.  This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Sellers and the Company, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

Section 6.3 No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and performance by the Buyer of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of the Buyer, and (ii) except as set forth on Schedule 6.3, do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing Law applicable to the Buyer or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the business or the operation of the Buyer and its Subsidiaries, taken as a whole, or prevent or materially delay the Buyer’s ability to effect the transactions contemplated hereby.

Section 6.4 No Governmental Authorization Required.  Except as otherwise set forth in Schedule 6.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the business or the operation of the Buyer and its Subsidiaries, taken as a whole, or prevent or materially delay the Buyer’s ability to consummate the transactions contemplated hereby.

Section 6.5 Absence of Certain Changes or Events.  Since May 31, 2012, through the date of this Agreement, (i) the business of the Buyer has been carried on and conducted, in all material respects, in the ordinary course of business and (ii) there has not been any change, effect, occurrence, development, state of circumstances, fact, condition or event that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 6.6 Buyer SEC Reports; Financial Statements.  (a)  The Buyer has filed or furnished, as applicable, on a timely basis all Buyer SEC Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Each of the audited consolidated balance sheets, statements of income and statements of cash flows of the Buyer and its consolidated Subsidiaries included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) (the “Buyer Financial Statements”): (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; and (ii) present fairly, in all material respects, the Buyer’s and its consolidated Subsidiaries’ financial position as of the specified dates and the Buyer’s and its consolidated Subsidiaries’ results of operations and cash flows for the specified periods.

(b) The Buyer maintains and has maintained a standard system of accounting established and administered in accordance with GAAP.  The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) In the past three (3) years, neither the Buyer, the Buyer’s Subsidiaries nor, to the Knowledge of the Buyer, any Representative of the Buyer or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case, that reasonably would be expected to result in a restatement to the Buyer Financial Statements.  In the past three (3) years, no attorney representing the Buyer or any of its Subsidiaries has reported evidence of a material violation of applicable securities laws, breach of fiduciary duty or similar violation by the Buyer or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors (or similar body) or any committee thereof or to any director or officer of the Buyer or its Subsidiaries.  In the past three (3) years, neither the Buyer or any of its Subsidiaries has conducted an internal investigation regarding accounting practices or policies.

(d) Neither the Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 6.7 No Undisclosed Liabilities.  The Buyer and its consolidated Subsidiaries do not have any Liabilities that would have been required in accordance with GAAP to be recorded in, reserved against or otherwise reflected on the balance sheet as of May 31, 2012 of the Buyer and its consolidated Subsidiaries included in or incorporated by reference into the Buyer SEC Reports and that were not so recorded, reserved against or reflected, other than (i) Liabilities incurred in connection with the transactions contemplated hereby and (ii) Liabilities incurred since May 31, 2012 in the ordinary course of business, consistent with past practice, of the Buyer and which do not, and would not be reasonably expected to, constitute a Buyer Material Adverse Effect.

Section 6.8 Litigation.  There is no claim, action, suit or legal proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority that could adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 6.9 Investment Purpose.  The Buyer will be purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws.  The Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or any state securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto.  The Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 6.10 Specified Matters.  To the Buyer’s Knowledge, there is no Action threatened with respect to the Specified Matters.  Neither the Buyer nor, to the Buyer’s Knowledge, any of its Representatives or Affiliates, has had any discussions with third parties (other than the Company, the Sellers and their respective Representatives) relating to the Specified Matters.

Section 6.11 Exclusivity of Representations.  The representations and warranties made by the Buyer in this Agreement are the exclusive representations and warranties made by the Buyer.  The Buyer hereby disclaims any other express or implied representations or warranties.

ARTICLE VII

COVENANTS

Unless this Agreement is terminated pursuant to Article IX, the parties hereto covenant and agree as follows:

Section 7.1 Conduct of Business of the Company.  Except as set forth in Schedule 7.1 or as otherwise required pursuant to the terms of this Agreement, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article IX, the Company shall conduct its business and operations in the ordinary course of business consistent with past practices and use commercially reasonable efforts to preserve intact its business organizations, to retain the services of its officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) to not undertake any of the following actions:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) Equity Interests of any class of the Company (including the Shares), or securities convertible into or exchangeable for any such Equity Interests, or any rights, warrants or options to acquire any such Equity Interests or other convertible securities of the Company other than shares of capital stock issued pursuant to outstanding stock options exercised in the ordinary course of business on the date hereof or (ii) any other securities in respect of, in lieu of, or in substitution for Equity Securities of the Company (including the Shares) outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire any outstanding Equity Securities of the Company;

(c) adopt any amendment to the certificate of incorporation, by-laws or other organizational documents of the Company;

(d) incur any Indebtedness in excess of $25,000 individually or $50,000 in the aggregate, other than Indebtedness under the Financing Agreement in the ordinary course of business;

(e) (i) increase the rate or terms of compensation or benefits of any of its directors, officers or employees except as may be required under existing employment agreements, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present, or (iii) enter into, adopt or amend any employment, bonus, severance or retirement Contract or adopt any employee benefit plan, other than as required by applicable Law;

(f) (i) grant, extend, waive, amend or modify (except as required in the diligent prosecution of the Company Intellectual Property), any material rights in or to the Company Intellectual Property, (ii) fail to diligently prosecute applications for the Company Intellectual Property, (iii) fail to exercise a right of renewal or extension prior to the expiry of such right under any material Company Intellectual Property licensed from third parties or (iv)

sell, pledge, dispose of, transfer, lease, license, guarantee, or encumber, or authorize any of the foregoing of any material Company Intellectual Property, except in the ordinary course of business consistent with past practice;

(g) except in the ordinary course of business (i) sell, lease, transfer or otherwise dispose of, any of its property or assets or (ii) create any Encumbrance (other than a Permitted Encumbrance) on any property or assets;

(h) make any loans, advances or capital contributions, except in the ordinary course of business and except for advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(i) merge or consolidate with, purchase substantially all the assets of, or otherwise acquire or combine with, any Person;

(j) make any change in any method of accounting other than those required by GAAP;

(k) (i) make, change or revoke any Tax election, (ii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any Liability with respect to Taxes or surrender any claim for a refund of Taxes, (iii) file any Tax Return, except to the extent required by applicable Law and consistent with Section 11.1, or (iv) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes, in each case, to the extent such action could materially affect Buyer or the Company in a taxable period (or portion thereof) ending after the Closing Date;

(l) amend or modify any Material Contracts;

(m) make any capital expenditures except in the ordinary course of business, none of which shall be in excess of $25,000 individually or $50,000 in the aggregate;

(n) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the Sellers; or

(o) authorize, propose or agree in writing to take any of the foregoing actions.

Section 7.2 Access to Information; Confidentiality; Public Announcements; Notification.  (a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with Article IX, the Company shall give the Buyer and its authorized Representatives reasonable access upon reasonable prior notice during normal business hours to all books, records, offices, employees, facilities and properties of the Company as the Buyer, or its authorized Representatives, may from time to time reasonably request; provided, however, that any such access shall be consistent with all applicable competition laws and conducted in a manner not to materially interfere with the businesses or operations of the Company.

(b) None of the Sellers or the Company will issue or cause the publication of any press release or any other public written statement or disseminate any public communication through any form of media (including radio, television or electronic media) about this Agreement or the transactions contemplated hereby, except with the prior written consent of the Buyer, or as required by applicable Law or the regulations or requirements of any applicable stock exchange or regulatory organization.

(c) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with Article IX, each of the parties shall promptly notify the other parties in writing, of (x) any event, condition, fact or circumstance that, to such Party’s Knowledge, caused or constitutes, or would cause or constitute, a material inaccuracy in any representation or warranty made by such party in this Agreement, (y) any breach of any covenant or obligation of such party and (z) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VIII impossible or materially less likely.  No notification given by a party pursuant to this Section 7.2(d) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of such party contained in this Agreement, including, for the avoidance of doubt, for purposes of Article VIII and Article X hereunder.

Section 7.3 Filings and Authorizations; Consummation.  (a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement.

(b) Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its reasonable best efforts (which shall not require either party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or affiliates, in order for it to consummate such transactions.  Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, each of the Company and the Buyer shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement.  In exercising the foregoing right, each of the Company and the Buyer shall act reasonably and as promptly as practicable.

Section 7.4 Further Assurances.  Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.  Following the Closing, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

Section 7.5 No Transfer of Shares.  Except for the transactions contemplated by this Agreement, from the date hereof until the Closing Date, each Seller agrees that it shall not sell, pledge, dispose of, transfer or encumber any shares of capital stock of the Company.

Section 7.6 Termination of Affiliate Obligations.  On or before the Closing Date, except for Liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practices, all Liabilities between the Company, on the one hand, and one or more of its Affiliates or the Sellers, on the other hand, including any and all Contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein) between the Company, on the one hand, and one or more of its Affiliates (including the Sellers but not including the Company), on the other hand, shall be terminated in full, without any Liability for the Company following the Closing.

Section 7.7 Exclusivity.  (a)  Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article IX, except for the transactions contemplated by this Agreement, the Sellers and the Company shall not, and shall cause their Representatives not to (it being understood and agreed that any violation of the restrictions set forth in this Section 7.7 by a Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or the Sellers or otherwise, shall be deemed to be a breach of this Agreement by the Company and the Sellers), directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal;

(iii) engage in, continue or otherwise participate in any discussions or negotiations or enter into an agreement regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b) For purposes of this Agreement, the term “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company and (ii) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of shares of any class of equity securities of the Company, or any assets (including, without limitation, equity securities of any subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(c) The Company and the Sellers each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  The Company and the Sellers each agree that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.7.  The Company and the Sellers each also agree that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person.  The Company and the Sellers each agree that it will promptly (and, in any event, within 24 hours) notify the Buyer if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Sellers or any of their respective Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

(d) The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 7.7 are not performed in accordance with the specific terms hereof or are otherwise breached.  It is accordingly agreed that in the event of a failure by the Sellers or the Company to perform their respective obligations under this Section 7.7, the Buyer shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of and to enforce specifically the provisions of this Section 7.7 in addition to any other remedy to which the Buyer may be entitled, at law or in equity.

Section 7.8 Employee Matters.  Nothing contained herein, expressed or implied, is intended to confer upon any employee of the Company any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with the Buyer or any Affiliate of the Buyer for any period by reason of this Agreement.  In addition, the provisions of this Agreement are solely for the benefit of the parties to this Agreement, and no current or former employee, director, or independent contractor of the Company or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan for any purpose.

Section 7.9 Restrictive Covenants.  (a)  For a period of five (5) years from the Closing Date, each Restricted Person shall not, and shall cause its controlled Affiliates not to, directly or indirectly, on behalf of any of itself or any other Person, recruit or otherwise solicit or induce any employee or officer of the Company to terminate his or her employment or other relationship with the Company, or hire any such Person who has ceased to be employed or otherwise engaged by the Company during the preceding six (6) months; provided, that nothing in this Section 7.9(a) shall prohibit such Restricted Person or any of its Affiliates from making generalized searches for, and hiring, employees by (i) the use of advertisements in the media (including trade media) not directed at any employees or officers of the Company and not based on or related to the Confidential Information or (ii) the engagement of search firms that are not instructed to solicit current or former employees or officers of the Company.

(b) For a period of five (5) years from the Closing Date, each Restricted Person shall not, and shall cause its Affiliates not to, engage, directly or indirectly, alone or with others, whether as owner, operator, shareholder, manager, consultant, strategic partner or employee, in any business competitive with the Business (a “Competing Business”); provided that nothing in this Section 7.9(b) shall preclude such Restricted Person or any of its controlled Affiliates from owning up to five percent (5%) of any Person engaged in a Competing Business if (i) such Competing Business is publicly traded and (ii) such Restricted Person does not control the operation or management of such Competing Business.  The noncompetition covenants contained in this Agreement shall be deemed to apply separately, not collectively, to each city, county, state and country of any geographic area in which the Company conducted the Business and shall be severable as to each such city, county, state and country of any such geographic area.  It is the desire and intent of the parties hereto that the provisions of this Section 7.9(b) shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought.  If any court determines that any provision of this Section 7.9(b) is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 7.9(b) in the jurisdiction of the court that has made the adjudication.  Notwithstanding the foregoing, this Section 7.9(b) shall not prevent a Restricted Person from being an employee of or a consultant to any Person that is engaged in a Competing Business as long as such Restricted Person is employed or engaged as a consultant by such Person in a capacity that does not involve working in the Competing Business, the revenues of such Person or its Affiliates related to the Competing Business do not comprise in excess of 25% of such Person’s or Affiliates’ annual revenue and such Restricted Person enters into a confidentiality agreement with the Buyer with respect to all Confidential Information in a form reasonably satisfactory to the Buyer prior to accepting such employment or engagement as a consultant.

(c) The Sellers and the Sellers’ Representative agree that each of them shall, and shall cause their respective Affiliates and Representatives to, hold in strict confidence all Confidential Information they possess or hereafter obtain.  In the event that the Sellers or any of their respective Affiliates or Representatives are required by Law to disclose any Confidential Information, the Sellers shall promptly notify the Buyer in writing so that the Buyer may seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information.  If such motion has been denied, then the Sellers may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided that (A) the Sellers shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) the Sellers shall not, and shall not permit any of their respective Representatives to, oppose any motion for confidentiality brought by the Buyer in any such instance.  The Sellers will continue to be bound by their respective obligations pursuant to this Section 7.9(c) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

(d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.9 is invalid, unenforceable or overbroad, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid, enforceable and reasonable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e) The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 7.9 are not performed in accordance with the specific terms hereof or are otherwise breached.  It is accordingly agreed that in the event of a failure by the Sellers or their Affiliates to perform their respective obligations under this Section 7.9, the Buyer shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of and to enforce specifically the provisions of this Section 7.9 in addition to any other remedy to which the Buyer may be entitled, at law or in equity.

Section 7.10 Directors and Officers.  (a)  For a period of six (6) years from and after the Closing Date, Buyer and the Company shall indemnify and hold harmless (including with respect to advancement of expenses), to the extent provided for in the Company’s organizational documents in effect on the date hereof (the “Company Charter Documents”), present and former directors and officers of the Company and all other Persons who may presently serve or have served at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “Company Indemnified Parties”) with respect to all expenses, judgments, fines, and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring prior to the Closing.  Expenses incurred in defending a pending or threatened civil or criminal action, suit or proceeding shall be paid by Buyer and the Company in advance of the final disposition of such action, suit or proceeding.  Each Seller and each Optionholder, for and on behalf of itself and on behalf of its Affiliates, hereby acquits, releases and discharges each of the current or former directors and officers of each of the Company and the Company Subsidiaries from any and all Liabilities that arises out of, relate to or are connected with such directors’ and officers’ position or services to the Company or Company Subsidiary, as applicable, on or prior to the Closing.

(b) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs, successors and representatives.  Notwithstanding anything to the contrary contained herein, from and after the Closing, the Buyer, the Company and their Affiliates shall have no obligation to indemnify any Company Indemnified Parties or other Person entitled to indemnification under any organizational documents of the Company to the extent any such claim arises out of or results from facts and circumstances the existence of which constitute a breach by the Company or a Seller of a representation, warranty, covenant or other agreement in this Agreement.

Section 7.11 Specified Matters. The Buyer hereby agrees, on behalf of itself and its controlled Affiliates, to not initiate contact with any third parties (other than the Sellers, the Company (prior to the Closing) and their respective Representatives) concerning the Specified

Matters during the Indemnification Period.  The Buyer hereby agrees, on behalf of itself and its controlled Affiliates, not to publicly disclose information concerning the Specified Matters during the Indemnification Period except as required by applicable Law or the regulations or requirements of any applicable stock exchange or regulatory organization.

Section 7.12 Confidentiality.  The Buyer agrees that, prior to the Closing, it shall, and shall cause its Affiliates and Representatives to, hold in strict confidence and not to use any and all Confidential Information they possess or hereafter obtain.  In the event that, prior to the Closing, the Buyer or any of its Affiliates or Representatives are required by Law or the regulations or requirements of any applicable stock exchange or regulatory organization to disclose any Confidential Information, the Buyer shall promptly notify the Sellers’ Representative in writing so that the Sellers’ Representative may seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information.  If such motion has been denied, then the Buyer may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided that (a) the Buyer shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (b) the Buyer shall not, and shall not permit any of its Representatives to, oppose any motion for confidentiality brought by the Sellers’ Representative or the Company in any such instance.

Section 7.13 Release.  Pavilion Holdings Group, L.L.C. (“Pavilion”) and Michael J. Glennon, Brian deGuzman and Lishan Aklog, who collectively constitute all of the members of Pavilion, each hereby forever releases, waives, irrevocably discharges, and covenants not to sue, the Company, the Buyer, their respective Affiliates and their respective officers, directors, representatives, agents and employees (collectively, the “Buyer Releasees”), and each of them, from and in respect of any and all actions, causes of action, counterclaims, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, rights, claims, demands, liabilities, losses, rights to reimbursement, subrogation, indemnification or other payment, costs or expenses, and attorneys’ fees, whether in law or in equity, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, and whether representing a past, present or future obligation, in each case, to the extent connected with, arising out of, relating to or otherwise based (as a whole or in part) on the Pavilion Consulting Debt.

Section 7.14 Termination of Shareholder Agreements.  The Company hereby represents and warrants that the parties to this Agreement constitute all of the parties to each of the Amended and Restated Investors’ Rights Agreement, made as of the 5th day of April 2012, by and among Vortex Medical, Inc. and the investors named therein (the “Investors’ Rights Agreement”) and the Amended and Restated Right of First Refusal and Co-Sale Agreement, made as of the 5th day of April 2012, by and among Vortex Medical, Inc. and the investors named therein (the “Right of First Refusal Agreement” and together with the Investors’ Rights Agreement, the “Shareholder Agreements”).  Each of the parties to the Investor Rights Agreement, in accordance with Section 5.7 of the Investor Rights Agreement, confirms and agrees that, subject to, and effectively immediately upon, the Closing, without any further action of the parties, the Investor Rights Agreement will terminate in full, without any Liability or obligations for the Company or any Affiliate of the Company following the Closing.  Each of the parties to the Right of First Refusal Agreement (a) acknowledge and agrees that the consummation of the Closing constitutes a Deemed Liquidation Event (as defined in the Right of First Refusal Agreement) with respect to the Company and (b) confirms and agrees that, subject to, and effectively immediately upon, the Closing, without any further action of the parties, the Right of First Refusal Agreement will terminate in full, without any Liability or obligations for the Company or any Affiliate of the Company following the Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Obligations of the Sellers and the Buyer.  The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) No Injunctions or Restraints; Illegality.  No court or other Governmental Authority shall have issued any writ, order, injunction, decree or judgment, and there shall be no action or proceeding threatened or pending by or before a court or other Governmental Authority, restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby.  No court or other Governmental Authority shall have promulgated, entered, issued, or determined to be applicable, any applicable Law that would make the consummation of the transactions contemplated hereby illegal, and no action or proceeding with respect to such application of any such applicable Law shall be pending.

Section 8.2 Conditions to the Buyer’s Obligations.  The obligations of the Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

(a) Representations and Warranties Accurate.  The representations and warranties of the Company and the representations and warranties of the Sellers (i) with respect to Sections 4.1 (Organization), 4.2 (Binding Obligations), 4.5 (The Shares), 5.1 (Organization and Qualification), 5.2(a) (Capitalization of the Company), 5.3 (Subsidiaries), 5.4 (Binding Obligation) and 5.19 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and (ii) each of the other representations and warranties of the Company and of the Sellers shall be true and correct in all material respects (without giving effect to any exception or qualification contained therein relating to materiality or a Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date).

(b) Performance.  The Company and the Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

(c) Officer’s Certificate.  The Company with respect to it, and the Sellers’ Representative, with respect to the Sellers, shall have delivered to the Buyer a certificate, signed by an executive officer of the Company in the case of the Company, and the Sellers’ Representative, on behalf of each Seller, in the case of the Sellers, dated as of the Closing Date, certifying the matters set forth in Sections 8.2(a) and 8.2(b).

(d) Stock Certificates.  The Sellers shall have delivered or cause to be delivered to the Buyer the certificates representing the Shares as provided in Section 2.2(a).

(e) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(f) FIRPTA Affidavit.  The Buyer shall have received, in a form reasonably satisfactory to the Buyer, a certification that complies with Treasury Regulation Section 1.1445-2(c)(3) and Treasury Regulation Section 1.897-2(h), to the effect that no interest in the Company is a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

(g) Resignation Letters.  Each director, legal representative and officer of the Company shall have resigned in such capacity, effective as of the Closing.

(h) Secretary’s Certificate.  The Company shall have delivered to the Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Company’s certificate of incorporation and by-laws, each as in effect from the date of this Agreement until the Closing Date.

(i) Financing Agreement.  The Buyer shall have received payoff letters reasonably acceptable to it to the effect that each of the Financing Agreements (the “Financing Agreements”), dated as January 30, 2012, by and between Vortex Medical, Inc. and Sand Hill Finance, LLC and the Validity Indemnification dated as January 31, 2012, by Vortex Medical, Inc. shall have been terminated and of no force and effect and all liens and encumbrances pursuant to the Financing Agreements shall have been released and extinguished.

(j) Employment Agreement.  The Employment Agreement, dated as of March 5, 2008, by and between the Company and Michael J. Glennon shall have been terminated without any Liability to the Company and shall be of no further force or effect.

(k) Sales Representative Agreements.  Each of the sales representative agreements set forth on Schedule 8.2(k), shall have been terminated without any Liability to the Company and shall be of no further force and effect.

Section 8.3 Conditions to the Sellers’ and the Company’s Obligations.  The obligations of the Sellers and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Sellers’ Representative:

(a) Representations and Warranties Accurate.  The representations and warranties of the Buyer (i) with respect to 6.1 (Organization), 6.2(a) (Capitalization), 6.3 (Binding Obligation) and 6.10 (Brokers) shall be true and correct as of the date of this

Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and (ii) each of the other representations and warranties of the Buyer shall be true and correct in all material respects (without giving effect to any exception or qualification contained therein relating to materiality or a Buyer Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date).

(b) Performance.  The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

(c) Officer Certificate.  The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 8.3(a) and 8.3(b).

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of the Buyer and the Sellers’ Representative;

(b) by the Buyer or the Sellers’ Representative if the Closing Date shall not have occurred on or before October 24, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by the Buyer or the Sellers’ Representative if a court of competent jurisdiction or other Governmental Authority shall have issued an order or injunction or taken any other action (which order, injunction or action the parties shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or

(d) by the Sellers’ Representative, upon written notice to the Buyer, if the Buyer (i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Termination Date;

(e) by the Buyer, upon written notice to the Sellers’ Representative, if the Sellers or the Company (i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Sellers or the Company such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Sellers or the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Termination Date;

(f) by the Buyer, if since the date of this Agreement, there shall have occurred any change, effect, occurrence, development, state of circumstances, fact, condition or event that individually or in the aggregate has had or would reasonably be expected to result in a Material Adverse Effect.

Section 9.2 Survival After Termination.  If this Agreement is terminated by the parties in accordance with Section 9.1 hereof, this Agreement shall become void and of no further force and effect and there shall be no Liability under this Agreement on the part of any party hereto, except that (a) the provisions of this Section 9.2 (Survival After Termination), Section 7.2(b) (Confidential Information), and Article XII (Miscellaneous) shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from any Liability for any intentional or willful breach of the provisions of this Agreement prior to the termination of this Agreement or for actual, knowing or intentional fraud of such party.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival.  Each of the representations and warranties of the Sellers contained in Article IV (the “Seller Representations”), of the Company contained in Article V (the “Company Representations”) and of the Buyer contained in Article VI shall survive for a period of eighteen (18) months from the Closing Date; provided that (i) the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Binding Obligations), 4.5 (The Shares), 5.1 (Organization and Qualification), 5.2(a), (b) and (c) (Capitalization of the Company), 5.3 (Subsidiaries), 5.4 (Binding Obligation), 5.19 (Brokers), 6.1 (Organization), 6.2 (Binding Obligation) and 6.10 (Specified Matters) (collectively, the “Specified Representations”) shall survive the Closing Date indefinitely and (ii) the representations and warranties contained in Sections 5.22 (Taxes), 5.23 (Employee Benefit Plans) and 5.25 (Environmental Compliance) shall survive until sixty (60) calendar days after the expiration of applicable statutes of limitations (taking into account all extensions thereof).  All covenants and agreements of the Buyer, the Company and the Sellers contained in this Agreement shall survive the Closing indefinitely.  If any Claims Notice (as defined below) is given in accordance with the terms of Section 10.4 within the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.  For purposes of this Article X and Article XI, in determining the amount of any Losses in respect of the failure of any such representation or warranty in this Agreement to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to material, Material Adverse Effect, Buyer Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded, other than

(x) those such qualifications contained in Sections 5.7(a) and (b) (Financial Statements) and 5.8(b)(ii) (No Undisclosed Liabilities; Absence of Certain Changes or Events) and 6.5(ii) (Absence of Certain Changes or Events), which shall not be so disregarded, and (y) any dollar thresholds or references to “Material Contract,” which shall not be so disregarded.

Section 10.2 Indemnification by the Sellers; Indemnification by the Buyer.  (a) Subject to the other limitations set forth in this Article X and Article XI in the case of indemnification for Taxes, from and after the Closing Date, each Seller hereby agrees severally (based on its or their respective Adjustment Amount Transaction Percentage) and not jointly or jointly and severally to indemnify and hold harmless the Buyer, its Subsidiaries and their respective officers, directors, employees and agents (each, a “Buyer Indemnitee”) from and against any and all losses, judgments, settlements, fees, costs, Expenses (including reasonable attorneys’ fees), awards, fines, penalties, claims, suits, actions and damages (collectively, “Losses”) suffered by or asserted against any of the Buyer Indemnitees arising out of or resulting from:

(i) the breach of any of the Seller Representations made by the Sellers;

(ii) the breach of any covenant or agreement made hereunder by such Seller;

(iii) the breach by the Company of any of the Company Representations;

(iv) the breach by the Company of any covenant or agreement made hereunder by the Company (solely with respect to covenants and agreements to be made or performed by the Company prior to the Closing);

(v) the failure of any Optionholder to execute a Joinder Agreement and become a party to this Agreement as contemplated by Section 2.4; and

(vi) the matters identified on Schedule 10.2(a)(vi) (the “Specified Matters”).

(b) Subject to the other limitations set forth in this Article X and Article XI in the case of indemnification for Taxes, the Buyer hereby agrees to indemnify and hold harmless the Sellers, each of such Sellers’ respective Affiliates, officers, directors, employees, shareholders, partners and members, and prior to the Closing, the Company and its officers, directors and employees (each, a “Seller Indemnitee”, and together with the Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses suffered by or asserted against any of the Seller Indemnitees arising out of or resulting from:

(i) the breach of any representation or warranty of the Buyer in this Agreement;

(ii) the breach of any covenant or agreement made by the Buyer in this Agreement, including the failure by the Buyer to pay to the Sellers’ Representative any amount when due (after the expiration of any applicable grace periods) under the Minimum Guaranteed Earn Out Payments or the Earn Out Consideration in accordance with the terms of this Agreement, subject to any offset by the Buyer in accordance with the terms, conditions and limitations expressly set forth herein, including pursuant to Section 2.3 and this Article X and Article XI.

Section 10.3 Payments and Limitations on Indemnification.  (a)  Subject to Article XI in the case of indemnification for Taxes, in no event shall the cumulative indemnification obligations of the Sellers under Sections 10.2(a)(i) and 10.2(a)(iii), on the one hand, or the Buyer under Section 10.2(b)(i), on the other hand, in the aggregate exceed an amount equal to eight million dollars ($8,000,000) (the “Representations and Warranties Cap”); provided, however, that any and all breaches of the Specified Representations shall not be subject to the Representations and Warranties Cap.

(b) Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Seller Indemnitees or the Buyer Indemnitees, respectively, under Article X for breaches of representations and warranties unless the aggregate amount of Losses that would otherwise be payable under Section 10.2(a)(i) or 10.2(a)(iii), or Section 10.2(b)(i), respectively, exceed an amount equal to two hundred seventy-five thousand ($275,000) (the “Deductible Amount”), whereupon the Seller Indemnitee or the Buyer Indemnitee, as the case may be, shall be entitled to receive only amounts for Losses in excess of the Deductible Amount up to the Representations and Warranties Cap; provided, that any and all breaches of the Specified Representations shall not be subject to the Deductible Amount, but instead shall be recoverable from “dollar one”.

(c) The Buyer agrees and acknowledges, on behalf of itself and the Buyer Indemnitees, that a Buyer Indemnitee shall satisfy any claim for indemnification under Article X and Article XI solely by offset against any Earn Out Consideration and Minimum Guaranteed Earn Out Payments not yet paid by the Buyer to the Sellers under this Agreement; provided, that a Buyer Indemnitee may not offset against any Earn Out Consideration or Minimum Guaranteed Earn Out Payments that are not yet paid by reason of the Buyer’s failure to pay such amounts when due in breach of Section 2.5(a) or 2.5(e) of this Agreement, as applicable (such amounts, the “Outstanding Amounts”); provided, further, that the Buyer Indemnitee may satisfy by offset against Outstanding Amounts any claims for indemnification under Article X and Article XI arising prior to the date such Outstanding Amounts became due and payable.  For the avoidance of doubt, the Buyer Indemnitees may not satisfy any claim for indemnification under Article X and Article XI against any Earn Out Consideration and Minimum Guaranteed Earn Out Payments previously paid to the Sellers.  If a final determination is reached finding that any Buyer Indemnitee is not entitled to be indemnified for certain Losses under this Article X or Article XI, any amount previously offset against any Earn Out Consideration and Minimum Guaranteed Earn Out Payments with respect to such Losses, plus any interest earned on such amounts by the Buyer from the date of offset until payment thereof to the Sellers, shall become due and payable to the Sellers in accordance with this Agreement and the Buyer shall reimburse and indemnify the Sellers’ Representative on behalf of the Sellers for all Expenses incurred by the Sellers’ Representative in connection with the resolution of any such payments.  The Buyer shall satisfy any claim for indemnification under Article X by a Seller Indemnitee by wire transfer of immediately available funds to a bank account designated in writing by such Seller Indemnitee (such designation to be made at least two (2) Business Days prior to the wire transfer) within five (5) Business Days following a final determination with respect to such Loss and the Buyer’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment with respect to the dispute, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to the dispute the parties have agreed to submit thereto.  Subject to the applicable Cut-Off Dates set forth in Section 10.1 and to the extent provided in Section 11.1(c) and Section 11.3, as the case may be, claims for indemnification under Article X or Article XI may be made during the period from the date of this Agreement through the tenth anniversary of the Earn Out Commencement Date (such period, the “Indemnification Period”).  No claims for indemnification under Article X or Article XI may be made after the last day of the Indemnification Period.

(d) Under no circumstances shall any Indemnitee be entitled to be indemnified for any special, consequential, punitive, indirect or exemplary damages (including lost or anticipated revenues or profits or loss in stockholder value) (except, in each case, to the extent included in a Third Party Claim).  The party seeking indemnification under this Article X or Article XI shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder.  The amount of (i) insurance proceeds or other recoveries actually received by the Indemnitees in respect of such Losses, less the related reasonable out-of-pocket fees and expenses incurred by such Indemnitees in recovering such amounts, and (ii) any Tax benefit actually recognized by any Indemnitee, any of its Affiliates or any consolidated, combined or unitary group of which any such Indemnitee or Affiliate is a member (collectively, the “Indemnitee Parties”) in connection with the accrual, incurrence or payment of such Losses, or any correlative adjustment that makes allowable to any such Indemnitee Party any deduction, amortization, exclusion from income or other allowance, shall reduce the Losses that such Indemnitees may recover under this Article X or Article XI.  If the Indemnitees receive any such net amounts or recognize any such Tax benefits subsequent to an indemnification payment by the Indemnitors in respect of such Losses, then such Indemnitees shall promptly reimburse the Indemnitors for any payment made or expense incurred by such Indemnitors in connection with providing such indemnification payment up to the above net amounts so received and the Tax benefits so recognized by the Indemnitees.  Additionally, the amount of any Losses for which indemnification is provided under this Agreement shall be increased by the amount of any Tax cost actually realized by the Indemnitee Parties as a result of the receipt or accrual of the indemnification payment.  In determining the amount of any net Tax benefit or Tax cost, as applicable, the Indemnitee Parties shall be deemed to realize all other items of income, gain, loss, deduction or credit before realizing any items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.  An Indemnitee Party shall be deemed to have “actually realized” a net Tax benefit or Tax cost, as the case may be, to the extent that and at such time as the amount of Taxes payable by such Indemnitee Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such indemnified amount, as the case may be.  To the extent that insurance, “pass-through” warranty coverage from a manufacturer or vendor or other form of recovery or reimbursement from a third party is available to any Indemnified Party to cover any item for which indemnification may be sought hereunder, the Sellers or the Buyer, as the case may be, will, or will cause such Indemnified Party to, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies and warranties and otherwise pursue to conclusion available remedies or causes of action to recover the amount of its claim as may be available from such other party.

(e) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the Purchase Price adjustment pursuant to Section 2.3 and (iii) for any Losses for which a Claims Notice was not duly delivered prior to the Cut-Off Date, if applicable.

(f) Notwithstanding anything to the contrary contained herein, (i) none of the limitations on the indemnification obligations of the parties hereto shall in any way limit the liability of any Person for such Person’s acts of actual, knowing or intentional fraud and (ii) the indemnification obligations of the Sellers with respect to the representations and warranties of the Company and the Sellers contained herein shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, the Buyer or its Affiliates, employees, or Representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.

Section 10.4 Indemnification Claim Process.   (a) All claims for indemnification by either a Seller Indemnitee or a Buyer Indemnitee under this Article X (other than claims under Section 10.2(a)(vi)) shall be asserted and resolved in accordance with Sections 10.4 and 10.5.

(b) If a Buyer Indemnitee intends to seek indemnification pursuant to this Article X, the Buyer Indemnitee shall promptly notify the Sellers’ Representative in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided that subject to Section 10.3(e), the failure of the Buyer Indemnitee to promptly notify Sellers’ Representative shall not relieve the Sellers from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay.

(c) If a Seller Indemnitee intends to seek indemnification pursuant to this Article X, the Seller Indemnitee shall promptly deliver a Claims Notice to the Buyer; provided that subject to Section 10.3(e), the failure of a Seller Indemnitee to promptly notify the Buyer shall not relieve the Buyer from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay.

(d) The Indemnitor shall have twenty-five (25) calendar days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee in writing that the Indemnitor desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice.  If a Third-Party Claim is made against an Indemnitee, the Indemnitor will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee.  Should the Indemnitor so elect to assume the defense of a Third-Party Claim, the Indemnitor will not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnitee and the Indemnitor upon the advice of counsel, in which case the Indemnitor will be liable to the Indemnitee for the expenses of one counsel and, if necessary, local counsel.  If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnitor.  The Indemnitor shall be liable for the fees and expenses of one counsel and, if necessary, local counsel, employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences.  If the Indemnitor chooses to defend any Third-Party Claim, the other party shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to testify at deposition, hearing and trial if requested by the Indemnitor.  Whether or not the Indemnitor shall have assumed the defense of a Third-Party Claim, the Indemnitee shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed).  The Indemnitor may pay, settle or compromise a Third-Party Claim without the written consent of the Indemnitee, so long as such settlement includes (i) an unconditional release of the Indemnitee from all Liability in respect of such Third-Party Claim; (ii) does not subject the Indemnitee to any criminal liability or injunctive relief or other equitable remedy; and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(e) Subject to the provisions of Section 10.4(d)(i) and 10.4(d)(ii), if the Indemnitor does not assume the defense of such Third Party Claim within twenty-five (25) calendar days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at the Indemnitor’s sole cost and expense upon delivery of written notice to such effect to the Indemnitor at any time after such 25 calendar day period.

(f) The Buyer Indemnitee shall, and shall cause the Company to, provide reasonable cooperation with the Sellers’ Representative in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnitee is seeking indemnification pursuant to this Article X that the Sellers’ Representative has elected to control, including, but not limited to, by providing the Sellers’ Representative with reasonable access to books, records, employees and officers (including as witnesses) of the Company; provided, that the Buyer Indemnitees shall not be required to grant access or furnish information to the Sellers’ Representative to the extent that such information is subject to an attorney/client or attorney work product privilege; provided, further, that the Buyer Indemnitees and/or their counsel shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney/client or attorney work product privilege.

Section 10.5 Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim; provided that subject to Section 10.3(e), the failure of the Buyer Indemnitee to promptly notify Sellers’ Representative shall not relieve the Sellers from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay.  The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters and to testify at deposition, hearing and trial if requested by the Indemnitor.

Section 10.6 Indemnification for Specified Matters.  The provisions of this Section 10.6 shall govern indemnification under Section 10.2(a)(vi) and shall be the sole source of recovery for the Buyer Indemnitees for any Losses suffered by or asserted against the Buyer Indemnitees arising from the Specified Matters.  Section 10.3(d) shall also apply to claims for indemnification under this Section 10.6.  For the avoidance of doubt, a matter that is not subject to indemnification under Section 10.2(a)(vi) may be subject to indemnification under the other provisions of this Article X or Article XI.

(a) Cap.  In no event shall the cumulative indemnification obligations of the Sellers under Section 10.2(a)(vi) in the aggregate exceed an amount equal to thirty-five million dollars ($35,000,000) (the “Specified Indemnification Cap”).  No claims for indemnification under this Section 10.6 may be made after the last day of the Earn Out Term.

(b) Expenses and Claims Process.  If a Buyer Indemnitee has knowledge of a Third Party Claim arising out of or resulting from the Specified Matters, the Buyer shall promptly deliver a Claims Notice to the Sellers’ Representative; provided that the failure of the Buyer to promptly notify Sellers’ Representative shall not relieve the Sellers from Liability for such claims except and only to the extent that the Sellers were actually prejudiced by such delay.  In the event of a Third Party Claim arising out of or resulting from the Specified Matters, the Buyer shall assume and control the defense of the Third Party Claim and any litigation resulting therefrom with counsel of their choice.  Subject to the Specified Indemnification Cap, the Sellers shall be liable, and subject to setoff as incurred and paid, for eighty percent (80%) of all Expenses (which shall be limited to one primary litigation counsel and, if necessary, local counsel) incurred and paid by the Buyer Indemnitees in connection with the defense thereof and the Buyer Indemnitees shall be responsible for the remaining twenty percent (20%) of such Expenses.  Such Expenses shall not be included for purposes of determining the settlement amounts for which consent of the Sellers shall be required under Section 10.6(c) below.  The Sellers shall cooperate reasonably in the defense or prosecution of such Third Party Claim.  Such cooperation shall include the retention and the provision to the Buyer Indemnitees of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to testify at deposition, hearing and trial if requested by the Buyer Indemnitees.  The Sellers shall be regularly apprised of the procedural posture of the Third Party Claim and shall be entitled to consult with the Buyer in connection with the Third Party Claim.  The Buyer shall provide the Sellers’ Representative with all information reasonably related to such Third Party Claim upon request by the Sellers’ Representative; provided, that the Buyer shall not be required to grant access or furnish information to the Sellers’ Representative to the extent that such information is subject to an attorney/client or attorney work product privilege; provided, further, that the Buyer and/or its counsel shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney/client or attorney work product privilege.

(c) Settlement.  Subject to the following sentence, the Buyer Indemnitees may settle, compromise or discharge all Third Party Claims arising out of or resulting from the Specified Matters in their sole and absolute discretion and without the Sellers’ Representative’s consent.  If the Buyer Indemnitees settle, compromise or discharge a Third Party Claim on or before the fifth anniversary of the Earn Out Commencement Date:  (i) the Buyer Indemnitees and the Sellers shall each be responsible for fifty percent (50%) of the first five million dollars ($5,000,000) of the settlement amount; and (ii) the Sellers shall be solely responsible for all amounts in excess of the first five million dollars ($5,000,000) of such settlement up to the amount of the Specified Indemnification Cap; provided, that the Buyer Indemnitees may not settle, compromise or discharge a Third Party Claim for an amount in excess of fifteen million dollars ($15,000,000) without the Sellers’ Representative’s prior written consent, such consent to be provided in good faith and not to be unreasonably withheld, conditioned or delayed.  Any determination of the reasonableness of withholding, conditioning or delaying the Sellers’ Representatives’ consent shall be made solely based on the facts and circumstances of the Third Party Claim, including the current procedural posture of the Third Party Claim, the merits of the Third Party Claim and the terms and conditions of the settlement.  If the Buyer Indemnitees settle, compromise or discharge a Third Party Claim after the fifth anniversary of the Earn Out Commencement Date and on or prior to the last day of the Earn Out Term:  (i) the Buyer Indemnitees and the Sellers shall each be responsible for fifty percent (50%) of the first five million dollars ($5,000,000) of such settlement; and (ii) the Sellers shall be solely responsible for all amounts in excess of the first five million dollars ($5,000,000) of such settlement up to the amount of the Specified Indemnification Cap.

(d) Judgment.  If a court of competent jurisdiction shall enter a judgment in respect of a Third Party Claim in favor of the third party, the Sellers shall indemnify the Buyer Indemnitees for the full amount of Losses suffered or incurred by the Buyer Indemnitees as the result of such judgment up to the amount of the Specified Indemnification Cap; provided that all Expenses shall be governed by Section 10.6(b).

(e) Offset.  The Buyer agrees and acknowledges, on behalf of itself and the Buyer Indemnitees, that a Buyer Indemnitee shall satisfy any claim for indemnification under Section 10.2(a)(vi) solely by offset against any Earn Out Consideration and Minimum Guaranteed Earn Out Payments not yet paid by the Buyer to the Sellers under this Agreement; provided, that a Buyer Indemnitee may not offset against any Outstanding Amounts that are not yet paid by reason of the Buyer’s failure to pay such amounts when due in breach of Section 2.5(a) or 2.5(e) of this Agreement, as applicable; provided, further, that the Buyer Indemnitee may satisfy by offset against Outstanding Amounts any claims for indemnification under Section 10.2(a)(vi) arising prior to the date such Outstanding Amounts became due and payable.  For the avoidance of doubt, the Buyer Indemnitees may not satisfy any claim for indemnification under

Section 10.2(a)(vi) against any Earn Out Consideration and Minimum Guaranteed Earn Out Payments previously paid to the Sellers.

Section 10.7 Exclusive Remedy; Waiver.  From and after Closing and subject to the rights set forth in Section 12.13, the parties acknowledge and agree that this Article X and Article XI shall provide the exclusive remedy for any party for any type of claim for which such party is indemnified pursuant to this Article X or Article XI.  Subject to the rights set forth in Section 12.13, this Article X and Article XI, the parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action for breach of the representations, warranties, covenants and agreements contained in this Agreement; provided, however, that the foregoing shall not limit the liability of any Person for such Person’s acts of actual, knowing or intentional fraud or the parties’ right to seek equitable remedies (including specific performance or injunctive relief) to enforce this Agreement.

ARTICLE XI

TAX MATTERS

Section 11.1 Tax Return Filings.  (a)  The Company shall timely prepare and file (or cause to be timely prepared and filed) with the relevant Taxing Authority any Tax Return of the Company the due date for filing of which (taking into account any available extensions) is on or before the Closing Date (the “Pre-Closing Returns”), and the Buyer shall timely prepare and file (or cause to be prepared and filed) with the relevant Taxing Authority all other Tax Returns required to be filed by the Company for a taxable period ending on or before the Closing Date or for a Straddle Period; provided, however, that all such Tax Returns shall be prepared on a basis consistent with the past practices of the Company, unless otherwise required by applicable Law; and provided, further, however, that any Tax Return that is otherwise required to be filed for a Straddle Period shall, to the extent permitted by applicable Law, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date.

(b)           The party required to prepare a Tax Return under this Section 11.1 (the “Preparing Party”) shall provide the other party (the “Reviewing Party”) with a draft of such Tax Return at least thirty (30) calendar days before such Tax Return is required to be filed under applicable Law (taking into account any available extensions), provided that this Section 11.1(b) shall not apply to Pre-Closing Returns other than income, franchise and material Tax Returns.  The Reviewing Party shall have fifteen (15) calendar days after receipt of any such Tax Return to provide written comments, if any, to the Preparing Party, or such Reviewing Party shall be deemed to consent to the applicable Tax Return as completed by the Preparing Party.  If the Reviewing Party does provide written comments with respect to any Tax Return within the applicable period, (i) the Preparing Party shall reflect on such Tax Return any reasonable comments submitted by the Reviewing Party, (ii) the parties shall negotiate in good faith to resolve the disputed items within the following five (5) calendar days and (iii) if the parties do not resolve all disputed items within such period, the parties shall jointly appoint an Independent Accounting Firm on the next Business Day to resolve all disputed issues at least three (3) calendar days before the applicable Tax Return is required to be filed under applicable Law (taking into account any available extensions); provided that the Independent Accounting Firm’s review shall be limited to the issues submitted by the parties, and the fees and expenses of the Independent Accounting Firm shall be borne equally by the Sellers, on the one hand, and the Buyer, on the other hand.

(c)           After any Tax Return is completed in accordance with this Section 11.1, the Company shall timely pay (or cause to be timely paid) to the relevant Taxing Authority all Taxes due in connection with the filing of any such Tax Return that occurs on or before the Closing Date, and the Buyer shall timely pay (or cause to be timely paid) to the relevant Taxing Authority all Taxes due in connection with the filing of any such Tax Return after the Closing Date; provided, however, that, after the Closing Date, the Sellers’ liability for the full amount of Taxes owing with respect to any Tax Return for a taxable period ending on or before the Closing Date or for the Sellers’ allocable share, as determined pursuant to Section 11.2, of Taxes owing with respect to any Tax Return for a Straddle Period shall be satisfied in the manner provided in Section 10.3(c).

Section 11.2 Straddle Period.  To the extent applicable Law does not permit the Company to treat a relevant taxable period as ending on the Closing Date, the parties agree to use the following conventions for determining the allocation of Taxes for the resulting Straddle Period:  (a) real, personal and intangible property Taxes (“Property Taxes”) of the Company for the Pre-Closing Tax Period shall equal the Property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period; and (b) all Taxes of the Company other than Property Taxes shall be computed for the Pre-Closing Tax Period as if the entire Straddle Period ended as of the close of business on the Closing Date.

Section 11.3 Tax Indemnification.  Subject to the applicable provisions of Article X (including Section 10.3(c)) and Section 11.4, each Seller hereby agrees to indemnify and hold harmless the Buyer Indemnitees from and against, on an after-Tax basis, any and all Excluded Taxes; provided that the Sellers’ indemnification obligations for Excluded Taxes shall be allocated among the Sellers in a manner consistent with the allocation of the Sellers’ indemnification obligations under Section 10.2(a).  After the Indemnification Period, the Buyer Indemnitees shall be indemnified by the Sellers under this Article XI for any Excluded Taxes relating to a Tax Claim (as defined below) for which the Buyer delivered notice to the Sellers’ Representative during the Indemnification Period in accordance with Section 11.4.

Section 11.4 Tax Claims.  During the Indemnification Period, the Buyer shall promptly notify the Sellers’ Representative in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any proposed assessment against or demand or claim on any Buyer Indemnitee (including, after the Closing, the Company) which, if determined adversely to the taxpayer or after the lapse of time, might result in an indemnity payment to any Buyer Indemnitee pursuant to Section 11.3 (a “Tax Claim”); provided, however, that the Buyer’s failure to deliver notice of a Tax Claim to the Sellers’ Representative within a sufficient period of time and in reasonably sufficient detail to allow the Sellers to effectively contest such Tax Claim shall affect the Liability of the Sellers to any Buyer Indemnitee only to the extent that the Sellers’ position is materially prejudiced as a result thereof.  The Sellers’ Representative shall control all proceedings with respect to any Tax Claim relating solely to Taxes of the Company for a taxable period ending on or before the Closing Date; provided, however, that (a) the Buyer and counsel of its own choosing shall have the right to participate fully in all aspects of the prosecution, defense and settlement of such Tax Claim, and (b) none of the Sellers and the Sellers’ Representative shall settle any such Tax Claim without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).  The Sellers’ Representative and the Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company for a Straddle Period, and neither party shall settle any such Tax Claim without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned).  The Buyer shall control all other proceedings with respect to Taxes of the Company; provided that the Buyer shall reasonably consult with the Sellers’ Representative with respect to any Tax Claims relating solely to Taxes of the Company for a taxable period beginning after the Closing Date.

Section 11.5 Transfer Taxes.  The Sellers, on the one hand, and the Buyer, on the other hand, shall each be liable for 50% of any Transfer Taxes.  Except as otherwise required by applicable Law, the Buyer shall prepare and file all Tax Returns with respect to Transfer Taxes.  The parties shall cooperate in the preparation and filing of all such Tax Returns, and in obtaining any available exemptions or refunds with respect thereto.

Section 11.6 Tax Sharing Agreements.  Any and all existing Tax allocation, sharing, indemnity or other similar agreements, arrangements, understandings or practices with respect to Taxes between the Company, on the one hand, and any Seller or any Affiliate thereof (other than the Company), on the other hand, shall be terminated as of the Closing Date, and, after the Closing, none of the Company, any Seller or any Affiliate thereof shall have any further rights or liabilities thereunder.

Section 11.7 Tax Return Amendments.  During the Indemnification Period, unless required by applicable Law, the Buyer shall not, and shall not allow the Company to, amend, modify or otherwise change any Tax Returns of the Company for any taxable period beginning prior to the Closing Date without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that it would not be unreasonable to withhold any such consent if such amendment, modification or change could reasonably be expected to cause the Sellers to incur a Tax indemnity obligation under Section 11.3).

Section 11.8 Tax Refunds.  During the Indemnification Period, any refund of Taxes (or any credit against future Taxes in lieu of a refund) relating to the Company (a “Tax Refund”) that is attributable to a taxable period which ends on or before the Closing Date (other than any such amount that is attributable to the carryback from a Post-Closing Tax Period (including the portion of a Straddle Period that begins on the date after the Closing Date) of Tax items of the Company) shall be credited to the Sellers.  The Buyer shall be entitled to all other Tax Refunds relating to the Company; provided, however, that, during the Indemnification Period, Tax Refunds attributable to Straddle Periods shall be calculated and allocated between the parties in a manner consistent with the provisions of Section 11.2.  The Buyer, on the one hand, and the Sellers, on the other hand, shall promptly pay (or cause to be paid) to the other party any Tax Refund or portion thereof, and the relevant portion of any interest, actually received to the extent that such other party is entitled under this Section 11.8 to such Tax Refund or portion thereof and, if applicable, interest; provided, however, that any such payment shall be net of any Tax cost to the payor party attributable to the receipt of such Tax Refund (or related interest) and/or the payment of such amounts to the payee party.  In connection with the foregoing, during the Indemnification Period, the Buyer, at the Sellers’ sole expense, shall promptly comply, or shall cause the Company or applicable Affiliate to promptly comply, with the written request of the Sellers’ Representative to claim a Tax Refund, or file an amended Tax Return claiming a Tax Refund, with respect to a taxable period ending on or before the Closing Date or a Straddle Period, unless (i) the amount of such Tax Refund would be less than $25,000, or (ii) the Buyer reasonably determines that claiming such Tax Refund would not be supported by applicable Law or would result in any adverse Tax consequences to the Buyer or any Affiliate thereof (including the Company) in a taxable period ending after the Closing Date (which adverse Tax consequences shall include the reduction of any net operating loss or other Tax asset).  If, subsequent to a Taxing Authority’s allowance of a Tax Refund, such Taxing Authority reduces or eliminates such Tax Refund, such Tax Refund or the relevant portion thereof, plus any interest received thereon, previously forwarded or reimbursed under this Section 11.8 shall be returned, promptly upon request and regardless of whether the Indemnification Period has ended, to the party which had previously forwarded or reimbursed such amount.

Section 11.9 Cooperation.  The parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, with respect to all Tax matters of the Company, including in preparing and filing all Tax Returns and resolving all audits, investigations, proceedings or other disputes with respect to Taxes of the Company.  The parties shall maintain and make available to each other all records reasonably necessary in connection with their obligations under the preceding sentence.

Section 11.10 Treatment of Indemnity Payments.  The parties agree to treat any indemnity payment made under this Agreement, for all income Tax purposes, as an adjustment to purchase price, except to the extent otherwise required pursuant to a Final Tax Determination.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Expenses.  Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.2 Amendment.  This Agreement may not be amended except by an instrument in writing signed by the Buyer, the Company and the Sellers’ Representative.

Section 12.3 Entire Agreement.  This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.

Section 12.4 Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 12.5 Notices.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to any Seller or the Sellers’ Representative:

c/o CHTP Management Services, Inc. 35 Braintree Hill Office Park, Suite 304 Braintree, MA 02184 Attention: Joshua Phillips, Manager Telecopier: (781) 228-5150

With a copy (which shall not constitute notice) to:

Edwards Wildman Palmer LLP 111 Huntington Avenue Boston, MA 02199-7613 Attention: Christopher W. Nelson, Esq. Attention: Christopher W. Nelson, Esq. Telecopier: (888) 325-9513

If, prior to the Closing, to the Company:

Vortex Medical, Inc. 50 Loring Drive Norwell, MA 02061 Attention: Michael J. Glennon Telecopier: (781) 987-7333

With a copy (which shall not constitute notice) to:

Edwards Wildman Palmer LLP 111 Huntington Avenue Boston, MA 02199-7613 Attention: Christopher W. Nelson, Esq. Telecopier: (888) 325-9513

If to the Buyer or, after the Closing, to the Company:

AngioDynamics, Inc. 14 Plaza Drive Latham, New York 12110 Attention: Stephen A. Trowbridge, Vice President and General Counsel Telecopier: (518) 795-1401

With a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP One World Financial Center New York, NY 10281 Attention: William P. Mills, Esq. Telecopier: (212) 504-6666

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

Section 12.6 Waiver.  Waivers under this Agreement are only valid and binding if in writing and duly executed by the party against whom enforcement of the waiver is sought (or in the case of the Sellers, executed by the Sellers’ Representative).  Waivers waive only the specific matter described in the written waiver and do not impair the rights of the party granting the waiver in other respects or at other times.  A party’s waiver of a breach of any provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, will not constitute a continuing waiver of the same or of a similar breach, or of such provision or right at another time or in another context.

Section 12.7 Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion, except that without such consent, the Buyer may assign any of its rights and obligations hereunder to one or more of its wholly-owned Affiliates.  Any purported assignment without such prior written consents shall be void.

Section 12.8 No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 7.11 and Section 10.2.

Section 12.9 Counterparts.  This Agreement may be executed by original, facsimile, PDF or electronic signature, and in two or more several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 12.10 Governing Law and Jurisdiction.  This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

Section 12.11 Consent to Jurisdiction.  Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

Section 12.12 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.13 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Buyer, the Sellers or the Company in accordance with the terms hereof or were otherwise breached by the Buyer, the Sellers or the Company.  The parties further agree that each of the Buyer and the Sellers shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 12.14 Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 12.15 Retention of Counsel.  In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Sellers’ Representative shall have the right, at its election, to retain Edwards Wildman Palmer LLP to represent it in such matter, and Buyer, for itself and the Company and for their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Sellers’ Representative in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company.  Buyer for itself and the Company and for its and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Company and counsel made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of the Company and its counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Sellers’ Representative and such counsel and neither Buyer nor any Person purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to the Company, and not the Sellers’ Representative.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:	ANGIODYNAMICS, INC.

	By:	/s/ Joseph M. DeVivo
Name: Joseph M. DeVivo
Title: Chief Executive Officer

COMPANY:	VORTEX MEDICAL, INC.

	By:	/s/ Michael J. Glennon
Michael J. Glennon, President

STOCKHOLDERS:	CATALYST HEALTH VENTURES (P.F.) L.P.

	By:	CHV, GP, LLC its General Partner

	By:	/s/ Joshua Phillips
Joshua Phillips, Manager

CHTP/FUNDING, LLC

By:	CHTP GP, LLC its Manager

By:	/s/ Joshua Phillips
Joshua Phillips, Manager

[Signature Page to Stock Purchase Agreement]

CATALYST HEALTH VENTURES L.P.

By:	CHV GP, LLC its General Partner

By:	/s/ Joshua Phillips
Joshua Phillips, Manager

PAVILION HOLDINGS GROUP, L.L.C.

By:	/s/ Michael J. Glennon
Michael J. Glennon, President

/s/ James Ward
James Ward

/s/ Michael J. Glennon
Michael J. Glennon

/s/ Brian deGuzman
Brian deGuzman

/s/ Lishan Aklog
Lishan Aklog

/s/ Albert Chin
Albert Chin

[Signature Page to Stock Purchase Agreement]

OPTIONHOLDERS:

/s/ Michael J. Glennon
Michael J. Glennon

/s/ Barry Steinbock
Barry Steinbock

/s/ Joe DiGregorio
Joe DiGregorio

/s/ Dan McCormack
Dan McCormack

/s/ Brian deGuzman
Brian deGuzman

/s/ Thomas A. Kramer
Thomas A. Kramer

/s/ Albert Chin
Albert Chin

/s/ Cheryl Blake
Cheryl Blake

/s/ Kenneth Rosenfield
Kenneth Rosenfield

/s/ Michael Dake
Michael Dake

/s/ Annette Summers
Annette Summers

SELLERS’ REPRESENTATIVE:	CHTP MANAGEMENT SERVICES, INC.

	By:	/s/ Joshua Phillips
Joshua Phillips, President

[Signature Page to Stock Purchase Agreement]